Exhibit 10.19

EXECUTION COPY

STOCK PURCHASE AGREEMENT

between

REGIONS FINANCIAL CORPORATION

and

RAYMOND JAMES FINANCIAL, INC.

Dated January 11, 2012

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5.5	No Fees to Brokers	38
5.6	Fiduciary Assets	38
5.7	SEC Reports	38

ARTICLE 6	REPRESENTATIONS AND WARRANTIES OF PURCHASER	38

6.1	Organization, Good Standing and Authority	38
6.2	No Conflict; No Violation; No Default	39
6.3	Consents and Approvals	39
6.4	Available Funds	39
6.5	Regulatory Status	39
6.6	Statutory Disqualification	40
6.7	Investment Intent	40
6.8	No Fees to Brokers	40
6.9	Litigation	40
6.10	No Other Representations or Warranties	40

ARTICLE 7	COVENANTS	40

7.1	Conduct of the Business	40
7.2	Reasonable Best Efforts	43
7.3	Pre-Closing Access and Information	43
7.4	Post-Closing Access	44
7.5	Employee Benefit Matters	45
7.6	Certain Intercompany Matters	46
7.7	Non-Solicitation	47
7.8	Insurance	48
7.9	Ancillary Agreements	49
7.10	Notice of Developments	49
7.11	Further Assurances	50
7.12	Transfer of MAM	50
7.13	Confidentiality	50
7.14	Publicity; Notices	50
7.15	Director Indemnification; Exculpation	50
7.16	Release of Guarantees	51
7.17	Intellectual Property	52
7.18	Transition Plan	53
7.19	Return of Excess Reserves	53
7.20	Liquidity	53
7.21	Supplemental Disclosures	54
7.22	Financing; Financing Cooperation	54
7.23	2011 Financial Statements	57
7.24	SBL Loans	57
7.25	Pre-Closing Dividend	57
7.26	Sub-Leases	58
7.27	Non-Solicitation Covenants	58
7.28	Cash Sweep Deposits	59

ARTICLE 8	CONDITIONS TO CLOSING	59

8.1	Conditions Precedent to the Obligations of Purchaser and Seller	59
8.2	Conditions Precedent to the Obligations of Purchaser	59
8.3	Conditions Precedent to the Obligations of Seller	60

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ARTICLE 9	TAX MATTERS	60

9.1	Tax Covenants	60
9.2	Contest Provisions	62
9.3	Termination of Tax Allocation Agreements	62
9.4	Cooperation	63
9.5	Transfer Taxes	63
9.6	Treasury Regulation Elections	63
9.7	Section 338(h)(10) Election	64
9.8	Coordination	65
9.9	Tax Information	65

ARTICLE 10	SURVIVAL; INDEMNIFICATION	65

10.1	Survival	65
10.2	Indemnification	65
10.3	Claims for Indemnification	66
10.4	Indemnification Limitations	67
10.5	Exclusive Remedy	70
10.6	Payments	70

ARTICLE 11	TERMINATION	70

11.1	Termination	70
11.2	Effect of Termination	71

ARTICLE 12	MISCELLANEOUS	71

12.1	Notices	71
12.2	Governing Law; Consent to Jurisdiction	72
12.3	Counterparts	73
12.4	Entire Agreement	73
12.5	Amendment; Waiver	73
12.6	Binding Effect; Assignment; No Third-Party Beneficiaries	73
12.7	Severability	73
12.8	Expenses	74
12.9	Scope of Agreements	74
12.10	Waiver of Jury Trial	74
12.11	Specific Performance	74

SCHEDULES AND EXHIBITS

Exhibit 1	Form of Certification of Non-Foreign Status

Purchaser’s Disclosure Schedules
Seller’s Disclosure Schedules

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STOCK PURCHASE AGREEMENT, dated January 11, 2012 (this “Agreement”), between Regions Financial Corporation, a Delaware corporation (“Seller”), and Raymond James Financial, Inc., a Florida corporation (“Purchaser”).

RECITALS

A. Seller is the direct parent corporation of Morgan Keegan and MK Holding (collectively, the “Companies”).

B. On the terms, and subject to the conditions set forth in this Agreement, Seller desires to sell and Purchaser desires to purchase all of the issued and outstanding shares of capital stock of each of the Companies (the “Shares”).

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained in this Agreement, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Specific Definitions. As used in this Agreement, the following terms have the meanings assigned below:

“2011 Financial Statements” has the meaning set forth in Section 7.23.

“2011 Gross Revenues” has the meaning set forth in Section 2.3(b).

“Action” means any civil, criminal or administrative action, suit, claim, case, litigation, arbitration, opposition, objection, cancellation, inquiry, hearing, dispute, demand, investigation or other proceeding.

“Adjusted FI Gross Revenues” has the meaning set forth in Section 2.3(a)(iii).

“Adjustment Notice” has the meaning set forth in Section 2.3(c)(i).

“Affiliate” means, with respect to any specified Person, any other Person, at the time of such determination, directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Agreement” has the meaning set forth in the Preamble.

“Amended and Restated Cash Sweep Agreement” has the meaning set forth in Section 7.28(a).

“Ancillary Agreements” means the Transition Services Agreement, the Litigation Cooperation Agreement, the Continuing Services Agreements, the agreement referenced in Section 7.9(a)(iv), the Fiduciary Assets Transfer Agreement and the Transitional Trademark License Agreement.

“Associated Person” has the meaning set forth in Section 3(a)(18) of the Exchange Act.

“Benefit Plans” has the meaning set forth in Section 4.8(a).

“Breach Losses” has the meaning set forth in Section 10.2(a).

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York or Birmingham, Alabama are authorized or required by Law to close.

“Cause” means, (i) with respect to any Employee not party to an employment agreement, any of the following: (1) such Employee’s willful engagement in conduct which is illegal or which violates in any material manner any Law or any policy or rule adopted by Purchaser or the Company, Transferred Subsidiary or Purchaser’s Affiliate which employs such Employee, (2) such Employee’s commission or conviction of, or plea of guilty or nolo contendere to, a felony, (3) such Employee’s willful refusal to implement or follow a lawful policy or directive of Purchaser or the Company, Transferred Subsidiary or Purchaser’s Affiliate which employs such Employee, (4) such Employee’s engagement in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally, (5) such Employee’s disqualification, suspension or bar by any Governmental Authority or such Employee’s loss of any license granted by a Governmental Authority that is reasonably necessary for the Employee to perform his or her responsibilities to any of the Companies or the Transferred Subsidiaries, (6) such Employee’s fraud or material dishonesty in connection with the business of the Companies and the Transferred Subsidiaries, or (7) such Employee’s willful misappropriation of the funds or property or any of the Companies or the Transferred Subsidiaries, and (ii) with respect to any Employee party to an employment agreement, the definition given in such employment agreement.

“CEA” has the meaning set forth in Section 4.10(e).

“Chosen Courts” has the meaning set forth in Section 12.2.

“Claim Notice” has the meaning set forth in Section 10.3(a)(i).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” means the date on which the Closing occurs.

“COBRA” shall have the meaning set forth in Section 7.5(b).

“Code” means the Internal Revenue Code of 1986.

“Combination Trademarks” means any Trademarks that combine one or more Seller Trademarks with one or more Company Trademarks, including REGIONS MORGAN KEEGAN SELECT FUNDS, REGIONS MORGAN KEEGAN SELECT ANNUITY, REGIONS MORGAN KEEGAN TRUST, REGIONS MOR LINKED CHECKING and REGIONS/MORGAN KEEGAN FINANCIAL SERVICES.

“Companies” has the meaning set forth in the Recitals.

“Company Benefit Plans” has the meaning set forth in Section 4.8(a).

“Company Material Adverse Effect” means, as of any particular date, any circumstance, change or effect that, individually or when considered in aggregate with any other circumstance or change, (a) is materially adverse to the operations, condition (financial or otherwise), assets or results of operation of the business of the Companies and the Transferred Subsidiaries, taken as a whole, or (b) materially and adversely impairs the ability of Seller or any Seller’s Affiliate to perform its obligations under this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby; provided, however, that a “Company Material Adverse Effect” shall not include any such circumstance, change or effect resulting from (i) any circumstance, event, change, effect or occurrence generally affecting the industries in which the Companies and the Transferred Subsidiaries operate; (ii) general economic, business or securities market conditions in the United States; (iii) changes in Laws, regulations or accounting principles applicable to the business currently conducted by the Companies and the Transferred Subsidiaries; (iv) hurricanes, tornadoes, earthquakes, floods or other natural disasters or acts of terrorism or war (whether or not declared); (v) the loss of any employees, brokers, financial advisors, consultants, customers or customer assets following the announcement of this Agreement or the transactions contemplated hereby; (vi) any actions expressly required to be taken by Seller or any of its Affiliates under this Agreement or the Ancillary Agreements, or which were taken with the written consent or at the written direction of the Purchaser; or (vii) any Legacy Proceedings or Legacy Arbitrations; except that with respect to clauses (i), (ii) and (iii), any such circumstance or change shall not specifically relate to, or have a disproportionate effect (relative to other similarly situated industry participants) on, any Company or Transferred Subsidiary.

“Company Trademarks” means the names “Morgan Keegan”, “eFolio”, and “MOR” and the Trademarks set forth in Schedule 4.17(a) of Seller’s Disclosure Schedules, and any Internet domain name, Trademark, word, name or logo employing the words “Morgan Keegan”, “eFolio”, and “MOR” or the other Trademarks set forth in Schedule 4.17(a) of Seller’s Disclosure Schedules, or any Internet domain name, Trademark, word, name or logo confusingly similar thereto, whether Registered or unregistered.

“Confidentiality Agreement” means the letter agreement, dated June 27, 2011, between Seller and Purchaser, as amended.

“Constituent Documents” means, with respect to any Person, such Person’s articles or certificate of incorporation, association or formation, deed of incorporation, bylaws, limited liability company agreement, partnership agreement or other constitutive documents.

“Continuation Period” has the meaning set forth in Section 7.5(a).

“Continuing Employee” has the meaning set forth in Section 7.5(a).

“Continuing Seller Performance Guarantees” has the meaning set forth in Section 7.16.

“Continuing Services Agreements” has the meaning set forth in Section 7.9(a)(i).

“Contract” means any agreement, contract, lease or similar commitment, whether written or oral, that is legally binding.

“Control” and the correlative terms “Controlling” and “Controlled”, means, with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Copyrights” means any and all U.S. and foreign copyrights, mask works, and all registrations thereof and applications therefor.

“De Minimis Loss” means any Loss or series of related Losses that do not exceed $100,000.

“Disclosure Schedules” means, with respect to either party, a schedule delivered by such party to the other party on or before the execution and delivery of this Agreement setting forth, among other things, items the disclosure of which is required under this Agreement, either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations, warranties or covenants contained in this Agreement; provided that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty will not be considered an admission by the disclosing party that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had or is expected to result in a Company Material Adverse Effect or Purchaser Material Adverse Effect, as applicable; provided further that disclosure in any section of such party’s Disclosure Schedules shall apply only to the indicated representation, warranty or covenant of this Agreement except to the extent that the relevance of such disclosure is reasonably apparent on the face of such disclosure in such party’s Disclosure Schedules.

“Domain Names” is included within the definition of “Intellectual Property Rights” below.

“DOJ” means the United States Department of Justice.

“eFolio” means the Software made available commercially under the mark “eFolio” by any Company or Transferred Subsidiary.

“Employees” has the meaning set forth in Section 4.8(a).

“Encumbrance” means any lien, security interest, charge, mortgage, option, pledge, restriction on transfer or use or similar restriction, or encumbrance of any kind.

“Environmental Law” means any Law governing the protection of the environment or natural resources or the use, storage, recycling, treatment, handling, transport, release or disposal of any chemical substance or waste.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” has the meaning set forth in Section 4.8(d).

“ERISA Plan” has the meaning set forth in Section 4.8(c).

“Estimated Purchase Price” means the sum of (i) $930,000,000 and (ii) the Estimated Tangible Book Value Adjustment (which may be a negative number).

“Estimated Tangible Book Value Adjustment” means (i) the estimated Tangible Book Value as of the month end immediately preceding the Closing Date minus (ii) $700,000,000.

“Excess Reserve Amount” has the meaning set forth in Section 7.19.

“Exchange Act” means the Securities Exchange Act of 1934.

“FCM” has the meaning set forth in Section 4.10(e).

“Federal Reserve” has the meaning set forth in Section 6.5.

“Fee Letter” is included within the definition of “Financing Commitment Letters” below.

“Fiduciary Assets” means all of the properties, assets, deposits, funds, investments, agreements, bills, notes, securities, Contracts and rights (including claims against third parties) that are administered, utilized, held as collateral or held for the benefit of others (whether or not constituting all or a portion of the corpus of any trust) by Seller or its Affiliate as agent, custodian, trustee or in any other fiduciary or representative capacity, in each case pursuant to or in connection with the fiduciary accounts for customers referred by Morgan Keegan and for which Morgan Keegan is paid a referral fee by Seller or an Affiliate of Seller.

“Fiduciary Assets Transfer Agreement” has the meaning set forth in Section 7.9(a)(v).

“Final Determination” means, with respect to a dispute as to indemnification for a Loss under ARTICLE 10, (i) a written agreement between the parties to such dispute resolving such dispute, (ii) a final and non-appealable order or judgment entered by a court of competent jurisdiction resolving such dispute or (iii) a final non-appealable determination rendered by an arbitration or like panel to which the parties submitted such dispute that resolves such dispute.

“Final Form 8883” has the meaning set forth in Section 9.7(a).

“Final Purchase Price” means the sum of (i) $930,000,000 and (ii) the Final Tangible Book Value Adjustment (which may be a negative number).

“Final Tangible Book Value Adjustment” means (i) the Tangible Book Value as of the Closing Date minus (ii) $700,000,000.

“Financial Statement Date” has the meaning set forth in Section 4.12(a).

“Financial Statements” has the meaning set forth in Section 4.12(a).

“Financing” is included within the definition of “Financing Commitment Letters” below.

“Financing Commitment Letters” shall mean the executed commitment letters (including a redacted version of the fee letter (the “Fee Letter”), each dated the date hereof, among JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC pursuant to which, upon the terms and subject to the condition set forth therein, the lenders party thereto have committed to lend the amounts set forth therein (the “Financing”) for the purpose of funding the transactions contemplated by this Agreement.

“Financing Sources” means the financial institution or institutions party to the Financing Commitment Letters or otherwise identified by Purchaser and any Affiliates of such financial institution or institutions.

“FINRA” means the Financial Industry Regulatory Authority (including any predecessor entity, including the National Association of Securities Dealers, Inc.).

“Fixed Income Group” means those Associated Persons set forth in the Fixed Income Group Schedule.

“Fixed Income Group Schedule” has the meaning set forth in Section 2.3(a)(iii).

“Fixed Income RR’s” has the meaning set forth in Section 2.3(a)(iii).

“Fixed Income RR’s Schedule” has the meaning set forth in Section 2.3(a)(iii).

“Form BD” has the meaning set forth in Section 4.9(d).

“FTC” means the United States Federal Trade Commission.

“GAAP” means U.S. generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“General Partner Interests” has the meaning set forth in Section 4.22.

“General Partner Interests Schedule” has the meaning set forth in Section 4.22.

“Good Reason” means, (i) with respect to any Employee not party to an employment agreement, any of the following: (1) any material reduction, in the aggregate, in such Employee’s compensation opportunities, incentive compensation opportunities and employee benefits, or (2) requiring such Employee to move his or her principal location of employment more than thirty (30) miles, and (ii) with respect to any Employee party to an employment agreement, the definition given in such employment agreement.

“Governmental Authority” means any federal, state, local, domestic or foreign agency, court, tribunal, administrative body, arbitration panel, department or other legislative, judicial, governmental, quasi-governmental entity or Self-Regulatory Organization with competent jurisdiction.

“Gross Commissions” means all commissions, mark-ups, mark-downs, and fees generated by an Associated Person in calendar year 2011.

“Gross Revenues” means all Gross Commissions, underwriting fees, commissions and discounts, and all other revenues, advisory fees and trading profits recognized in calendar year 2011 and attributable to Morgan Keegan acting as a broker-dealer, investment adviser or futures commission merchant; provided, however, that with respect to the Private Client Group, “Gross Revenues” means Gross Commissions.

“Group” has the meaning set forth in Section 4.16(f).

“Hazardous Material” means any petroleum or petroleum products, radioactive materials or wastes, asbestos, polychlorinated biphenyls or hazardous substance, extremely hazardous substance, pollutant or hazardous waste as listed or defined pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Immediate Family” means, with respect to any specified Person, (i) any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of such specified Person and (ii) any other Person sharing the household of such specified Person.

“In-House Counsel Expenses” means the cost of internal counsel and related support staff billed at a similar hourly rate as Purchaser generally bills to itself and its Affiliates in connection with the provision of legal services and advice; provided that such hourly rate shall be commercially reasonable and consistent with market practice.

“Indebtedness” means, with respect to any Person, (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments and (iii) all guarantees by such Person of any Indebtedness of another Person.

“Indemnified Director” has the meaning set forth in Section 7.15(a).

“Indemnified Person” has the meaning set forth in Section 10.3(a).

“Indemnifying Person” has the meaning set forth in Section 10.3(a).

“Indemnity Cap” means an amount in dollars equal to fifteen percent (15%) of the Purchase Price.

“Independent Accounting Firm” has the meaning set forth in Section 2.2(d)(ii).

“Intellectual Property Rights” means any and all rights (anywhere in the world, whether statutory, common law or otherwise) arising from the following (i) Patents; (ii) Copyrights; (iii) trademarks, service marks, logos and design marks, trade dress, trade names, and brand names, together with all goodwill associated with any of the foregoing (“Trademarks”), and all registrations thereof and applications therefor; (iv) domain names and uniform resource locators associated with the Internet (“Domain Names”), including registrations thereof; and (v) rights with respect to information and materials not generally known to the public and from which the Companies and the Transferred Subsidiaries derive independent economic value from such information and materials not being generally known to the public, including trade secrets and other confidential and proprietary information (“Trade Secrets”), including rights to limit the use or disclosure thereof by any Person.

“Investment Advisers Act” means the Investment Advisers Act of 1940.

“IRS” means the Internal Revenue Service.

“Knowledge” means (i) with respect to Seller, the actual knowledge, as of the date of this Agreement, of any of the officers of Seller, the Companies or the Transferred Subsidiaries whose names are listed on Schedule 1.1(a) of Seller’s Disclosure Schedules and (ii) with respect to Purchaser, the actual knowledge, as of the date of this Agreement, of any of the officers of Purchaser or Purchaser’s Affiliates listed on Schedule 1.1(a) of Purchaser’s Disclosure Schedules. For purposes of this definition, an officer shall be deemed to have “actual knowledge” of those facts that reasonably would be expected to have come to the knowledge of such officer in the course of such person’s responsibilities with Seller, Purchaser or their respective Affiliates, as applicable. With respect to Intellectual Property, “Knowledge” does not require Seller to conduct, have conducted, obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel or any Patents, Trademarks or other Intellectual Property Rights clearance searches, and no knowledge of any third-party Patents, Trademarks or other Intellectual Property Rights that would have been revealed by such inquiries, opinions or searches will be imputed to Seller.

“Law” means any law, statute, regulation, rule, executive order, ordinance, judgment, ruling, injunction, order, license, approval or permit enacted, issued, promulgated, adjudged, entered or enforced by a Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.5(c).

“Legacy Arbitrations” means all FINRA or other arbitrations, or any ancillary Actions relating thereto (including all related counterclaims, cross claims, appeals and other similar Actions), whether Threatened, pending or pursued at some future date (including after Closing), brought by any Person in connection with, in whole or in part, such Person’s purchase or ownership of any investment in the RMK Funds.

“Legacy Arbitration Losses” means all Losses, actually incurred or sustained by any of the Purchaser Indemnified Parties or to which any of the Purchaser Indemnified Parties may become subject, arising out of or relating to, in whole or in part, the Legacy Arbitrations.

“Legacy Litigation Matters” means the matters listed on Schedule 1.1(b) of Seller’s Disclosure Schedules.

“Legacy Proceedings” means all class actions, putative class actions, individual actions, customer suits, shareholder derivative suits, or other Action (including all related counterclaims, cross claims, appeals and other similar Actions, but excluding in all cases the Legacy Arbitrations), in each case whether Threatened, pending or pursued at some future date (including after Closing), arising out of or related to the Legacy Litigation Matters.

“Legacy Proceedings Losses” means all Losses, actually incurred or sustained by any of the Purchaser Indemnified Parties or to which any of the Purchaser Indemnified Parties may become subject, arising out of or relating to the Legacy Proceedings.

“Licenses and Permits” means any permit, license, registration, consent, approval or other authorization provided or granted by or from a Governmental Authority in any jurisdiction that is required for (i) the operation of the business of the Companies and the Transferred Subsidiaries, collectively, as conducted as of the date of this Agreement or (ii) the ownership, possession, occupation or use of any assets of the Companies as of the date of this Agreement.

“Limited Partnership Interests” has the meaning set forth in Section 4.23.

“Limited Partnership Interest Schedule” has the meaning set forth in Section 4.23.

“Litigation Cooperation Agreement” has the meaning set forth in Section 7.9(a)(iii).

“Litigation Hold” means the scope of documents and records whose preservation is mandated by a document retention notice issued in connection with any Action, third-party subpoenas or regulatory inquiries for which Seller provides notice to Purchaser. For the purposes of this definition, the term “documents” is defined as set forth in the applicable document retention notice.

“Litigation Hold Documents” has the meaning set forth in Section 7.4(d).

“Loss” means any Action, cause of action, judgment, settlement, assessment, deficiency, interest, payment, damage, loss, charge, cost, expense, penalty or other liability (including removal costs, remediation costs, closure costs, fines, penalties and reasonable expenses of investigation and ongoing monitoring, costs of defense, reasonable fees and expenses of outside counsel, In-House Counsel Expenses, costs of expert witnesses, and reasonable out-of-pocket disbursements) imposed on, incurred, suffered or sustained by, or asserted against, a party.

“MAM” means Morgan Asset Management, Inc., a Tennessee corporation.

“MAM Restructuring” has the meaning set forth in Section 7.12.

“Material Contracts” has the meaning set forth in Section 4.11(a).

“MK Holding” means MK Holding, Inc., an Alabama corporation.

“Morgan Keegan” means Morgan Keegan & Company, Inc., a Tennessee corporation.

“Multiemployer Plan” has the meaning set forth in Section 4.8(c).

“Network Lease Agreement” has the meaning set forth in Section 7.26(a)(i).

“NFA” has the meaning set forth in Section 4.10(e).

“Non-Solicitation Covenant” has the meaning set forth in Section 4.24.

“Non-Transferable Limited Partnership Interests” means the Limited Partnership Interests identified as non-transferable on the Limited Partnership Interest Schedule.

“Notice of Adjustment Disagreement” has the meaning set forth in Section 2.3(c)(i).

“Notice of Disagreement” has the meaning set forth in Section 2.2(d)(i).

“Other Investments” means the securities listed on the Other Investments Schedule.

“Other Investments Schedule” means Schedule 1.1(c) of Seller’s Disclosure Schedules.

“Outside Date” means September 1, 2012, subject to extension by written consent of Seller and Purchaser.

“Owned Company Intellectual Property” means any and all Intellectual Property Rights that are owned by (solely or jointly) any Company or Transferred Subsidiary, including eFolio and the Registered Company Intellectual Property, but excluding Seller Trademarks.

“Owned Real Property” has the meaning set forth in Section 4.5(b).

“Patents” means any and all U.S. and foreign patent rights, including all (i) patents, (ii) pending patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon and (iii) foreign counterparts of any of the foregoing.

“Pending Litigation Losses” means all Losses, actually incurred or sustained by any Purchaser Indemnified Party or to which any of them may become subject arising out of or relating to the Pending Litigation Matters.

“Pending Litigation Matters” means any Action involving the Companies or the Transferred Subsidiaries (other than a Legacy Proceeding or a Legacy Arbitration) Threatened, pending, or asserted prior to the Closing Date.

“Pension Plan” has the meaning set forth in Section 4.8(c).

“Permitted Encumbrance” means any (i) lien or encumbrance on assets of the Companies or the Transferred Subsidiaries incurred in the ordinary course of business; (ii) lien or other imperfection of title which does not materially interfere with the ordinary conduct of the business of the Companies or the Transferred Subsidiaries; (iii) lien or encumbrance for Taxes, assessments or other government charges not yet due and payable or which although delinquent can be paid without material penalty or are being contested in good faith by appropriate proceedings; (iv) mechanics’, materialmen’s or other lien or encumbrance which has arisen in the ordinary course of business; (v) zoning, building, subdivision, environmental regulations, entitlement or other land use regulations or other similar government restrictions; (vi) easement, quasi-easement, license, covenant, right of way, right of re-entry or other restriction, with respect to real property, including any other agreement, condition or restriction that would be shown by a current title report or other similar report or listing; (vii) condition that may be shown by a current survey or physical inspection; (viii) lease, sublease, license, or occupancy agreement effecting the real property; and (ix) gaps in the chain of title evident from the records of the Governmental Authority maintaining such records.

“Person” means any individual, corporation, joint venture, partnership, limited liability company, trust, unincorporated association, government or any department or agency thereof or other entity.

“Post-Closing Litigation Losses” means all Losses (other than In-House Counsel Expenses) actually incurred or sustained by any Purchaser Indemnified Party or to which any of them may become subject arising out of or relating to the Post-Closing Litigation Matters.

“Post-Closing Litigation Matters” means any Action involving the Companies or the Transferred Subsidiaries (other than a Legacy Proceeding, Legacy Arbitration or Pending Litigation Matter), Threatened or asserted after the Closing Date but prior to the third anniversary of the Closing Date, and arising from or relating to facts, circumstances, matters, or events occurring prior to the Closing Date, whether known or unknown as of the Closing Date.

“Pre-Closing Claims” has the meaning set forth in Section 7.15(e).

“Pre-Closing Dividend” means, subject to FINRA approval, a cash dividend of up to $250,000,000 to be paid prior to Closing, as described in Section 7.25.

“Previously Disclosed” means, as of a given date, (i) with respect to either party hereto, that the existence of a fact or condition was disclosed by such party to the other party through a Disclosure Schedule and (ii) with respect to Seller, any fact or condition disclosed in any reports publicly filed with the SEC by Seller or any of its Subsidiaries pursuant to the Exchange Act on or after January 1, 2009 but prior to the date of this Agreement.

“Private Client Group” means those Associated Persons set forth in the Private Client Group Schedule.

“Private Client Group Schedule” has the meaning set forth in Section 2.3(a)(i).

“Public Finance Group” means those Associated Persons set forth in the Public Finance Group Schedule.

“Public Finance Group Schedule” has the meaning set forth in Section 2.3(a)(ii).

“Purchase Price” means the Estimated Purchase Price, as it may be adjusted pursuant to Section 2.2(b) or Section 2.3.

“Purchase Price Measurement Date” means the 90th day following the Closing Date.

“Purchase Price Statement” has the meaning set forth in Section 2.2(b).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Benefit Plans” has the meaning set forth in Section 7.5(b).

“Purchaser Customer Accounts” has the meaning set forth in Section 7.28(b).

“Purchaser Health FSA” shall have the meaning set forth in Section 7.5(b).

“Purchaser Indemnified Parties” has the meaning set forth in Section 10.2(a).

“Purchaser Material Adverse Effect” means any circumstance, change or effect that materially and adversely impairs Purchaser’s ability to perform its obligations under this Agreement or any Ancillary Agreement to which it or any of its Affiliates is a party or to consummate the transactions contemplated hereby or thereby.

“Purchaser Required Governmental Approvals” has the meaning set forth in Section 6.3.

“Regions Bank” means Regions Bank, an Alabama state-chartered bank and wholly-owned Subsidiary of Seller.

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Registered Company Intellectual Property” means all Patents, registered Trademarks, applications to register Trademarks, registered Copyrights, applications to register Copyrights, and Domain Names included in the Owned Company Intellectual Property.

“Representatives” means, with respect to any Person, any officer, director, employee, advisor, agent or representative of such Person, or anyone acting on behalf of them or such Person.

“Required Governmental Approvals” means Purchaser Required Governmental Approvals and Seller Required Governmental Approvals.

“Reserve Amount” means the dollar value of the reserves related to pending or threatened claims or contingent liabilities on the books of the Companies and the Transferred Subsidiaries as of the Closing Date.

“Reserve Measurement Date” has the meaning set forth in Section 7.19.

“Restricted Customers” means any Person (other than employees of Seller and its Affiliates who are not Employees and members of such employees’ Immediate Families) that as of the Closing Date, employs the services of the Companies or the Transferred Subsidiaries and does not employ the services of Seller or its Affiliates.

“Restricted Entities” has the meaning set forth in Section 7.7(a).

“Restricted Services” has the meaning set forth in Section 7.7(a)(i).

“Retained Representative” has the meaning set forth in Section 2.3(b).

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“Retained Revenues” has the meaning set forth in Section 2.3(b).

“Retirement Plan” has the meaning set forth in Section 7.5(e).

“RMK Funds” means Morgan Keegan Select Fund, Inc., a Maryland corporation, RMK High Income Fund, Inc., a Maryland corporation, RMK Multi-Sector High Income Fund, Inc., a Maryland corporation, RMK Strategic Income Fund, Inc., a Maryland corporation and RMK Advantage Income Fund, Inc., a Maryland corporation.

“SBL Loans” means, as of any date, all then current and performing securities based loans made by Seller or its Affiliates to Morgan Keegan customers, which loans are secured by customer assets then held in custody at Morgan Keegan.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Selected Business Units” means the Private Client Group, Public Finance Group and Fixed Income Group.

“Self-Regulatory Organization” means any self-regulatory organization in the securities and commodities field, including the National Futures Association, the Securities and Futures Authority Limited and FINRA.

“Seller” has the meaning assigned in the Preamble.

“Seller Benefit Plans” has the meaning set forth in Section 4.8(a).

“Seller Health FSA” shall have the meaning set forth in Section 7.5(b).

“Seller Indemnified Parties” has the meaning set forth in Section 10.2(b).

“Seller Performance Guarantees” has the meaning set forth in Section 7.16.

“Seller Required Governmental Approvals” has the meaning set forth in Section 4.3.

“Seller Trademarks” means the names “Regions”, “Regions Financial”, “Regions Bank”, “RMK”, “Regions Trust” and any Internet domain name, Trademark, word, name or logo related thereto, or employing the word “Regions”, “Regions Financial”, “Regions Bank”, “RMK”, “Regions Trust” or any derivation, variation, translation or adaptation thereof, or any Internet domain name, Trademark, word, name or logo confusingly similar thereto or embodying any of the foregoing, whether alone or in combination with any other Internet domain names, Trademarks, words, names or logos, and whether Registered or unregistered.

“Shares” has the meaning set forth in the Recitals.

“Software” means all (i) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof; (ii) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections; (iii) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (iv) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; and (v) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

“Straddle Period” has the meaning set forth in Section 9.1(a).

“Sub-Lease Agreements” has the meaning set forth in Section 7.26(a)(ii).

“Subsidiary” means, as to any Person, any other Person Controlled by such Person, whether directly or indirectly through one or more intermediaries.

“Systems” has the meaning set forth in Section 4.17(k).

“Tangible Book Value” means an amount equal to the book value of the Companies and the Transferred Subsidiaries as of a specified date (determined in accordance with GAAP and on a basis consistent with the Financial Statements and the 2011 Financial Statements) minus the goodwill of the Companies and the Transferred Subsidiaries as of the Closing Date (determined in accordance with GAAP and on a basis consistent with the Financial Statements and the 2011 Financial Statements); provided that the fair value of any auction rate securities owned by the Companies and Transferred Subsidiaries as of such specified date (as determined in accordance with GAAP) will be reflected in the Tangible Book Value. For the avoidance of doubt, Tangible Book Value (i) shall be fully adjusted for the amount of the Pre-Closing Dividend actually paid and (ii) shall not give effect to purchase accounting or any other adjustments relating to the transaction or the conduct of the business by the Purchaser following Closing.

“Tax” means any and all United States federal, state and local, non-United States and other taxes, levies, fees, imposts, duties, tariffs and other charges in the nature of tax, together with any interest, penalties or additions imposed in connection therewith or with respect thereto, imposed by any Tax Authority, including taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also alternative minimum, add-on minimum, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, registration, documentary, environmental, disability, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties.

“Tax Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Package” has the meaning set forth in Section 9.4.

“Tax Returns” means all returns, reports, information statements, elections, agreements, declarations and other documents of any nature or kind (including any attached schedules, supplements and additional or supporting material) filed, or required to be filed, with respect to Taxes, including any claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto) and returns or reports with respect to backup withholding and other payments to third parties.

“Third-Party Claim” means any claim relating to a Loss by any Person not a party to this Agreement and not an Affiliate of any such party.

“Third-Party Consents” has the meaning set forth in Section 4.3.

“Threatened” means threatened in writing; provided that “Threatened” shall include any customer complaint received by the Companies or Transferred Subsidiaries in writing or orally, if such oral complaint has been recorded in the books and records of the Companies or Transferred Subsidiaries.

“Trademarks” is included within the definition of “Intellectual Property Rights” above.

“Trade Secrets” is included within the definition of “Intellectual Property Rights” above.

“Transfer Taxes” has the meaning set forth in Section 9.5.

“Transferred Subsidiaries” means, collectively, those direct or indirect Subsidiaries of either of the Companies listed on Schedule 1.1(d) to Seller’s Disclosure Schedules.

“Transition Period” has the meaning set forth in Section 7.17(b)(i).

“Transition Services Agreement” has the meaning set forth in Section 7.9(a)(ii).

“Transitional Trademark License Agreement” has the meaning set forth in Section 7.17(b).

“Trust Department” means the trust department of Regions Bank, an Alabama-chartered bank.

1.2 Interpretation. (a) Unless the context otherwise requires:

(i) References in this Agreement to specific Articles, Sections, Subsections, Exhibits or Schedules shall refer, respectively, to Articles, Sections, Subsections, Exhibits or Schedules of this Agreement;

(ii) References to any agreement or other document are to such agreement or document as amended, modified, supplemented or replaced from time to time;

(iii) References to any statute or regulation refer to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and references to any section of any statute or regulation include any successor to such section;

(iv) References to any Governmental Authority include any successor to such Governmental Authority;

(v) The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(vi) The terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(vii) The terms “Dollars” and “$” mean U.S. Dollars;

(viii) Wherever the word “include”, “includes”, or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; and

(ix) References in this Agreement to any gender includes each other gender.

(b) The table of contents and headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

(c) The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(d) Whenever a provision of this Agreement provides that an action is to be effected as of, on or by a certain date, and such date is not a Business Day, this Agreement shall be read so that such action is required to be effected as of, on or by (as applicable) the next succeeding Business Day.

ARTICLE 2

TERMS OF PURCHASE AND SALE

2.1 Shares to Be Purchased. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer and deliver to Purchaser, and Purchaser shall purchase, accept and acquire from Seller, all of Seller’s right, title and interest in and to the Shares, free and clear of all Encumbrances, except for restrictions arising under applicable Law.

2.2 Purchase Price. (a) Estimated Purchase Price. No less than five (5) days prior to the Closing Date, Seller shall have prepared and delivered to Purchaser a statement setting forth the Estimated Purchase Price (including the determination of the components of book value in a manner consistent with the Financial Statements) determined in accordance with GAAP and the books and records of Seller consistent with past practice of Seller, together with related supporting schedules, calculations and documentation.

(b) Purchase Price Statement. Within thirty (30) days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement (the “Purchase Price Statement”) setting forth the Final Purchase Price (including the determination of the components of book value in a manner consistent with the Financial Statements) determined in accordance with GAAP and the books and records of the Company consistent with past practice of Seller, together with related supporting schedules, calculations and documentation.

(c) GAAP. To the extent any past practice of Seller is not consistent with GAAP, GAAP shall control for the purposes of determining the components of book value, the Estimated Purchase Price and the Final Purchase Price pursuant to this Section 2.2.

(d) Dispute.

(i) Within thirty (30) days following receipt by Seller of the Purchase Price Statement, Seller may deliver written notice (the “Notice of Disagreement”) to Purchaser of any dispute that Seller has with respect to the preparation or content of the Purchase Price Statement or the Final Purchase Price reflected therein. The Notice of Disagreement must describe in reasonable detail the items contained in the Purchase Price Statement that Seller disputes and the basis for any such disputes. If Seller does not provide a Notice of Disagreement within such thirty (30) day period, such Purchase Price Statement and the Final Purchase Price reflected therein will be final, conclusive and binding on the parties hereto.

(ii) In the event a Notice of Disagreement is delivered to Purchaser, Purchaser and Seller shall negotiate in good faith to resolve the items specifically identified therein (with any aspects of the Purchase Price Statement that are not disputed deemed final, conclusive and binding on all Parties). If Purchaser and Seller, notwithstanding such good faith effort, fail to resolve such dispute within thirty (30) days after Seller delivers a Notice of Disagreement, then Purchaser and Seller shall jointly engage Deloitte & Touche LLP (the “Independent Accounting Firm”) to resolve such dispute in accordance with the standards set forth in this Section 2.2(d).

(iii) Seller and Purchaser shall use reasonable best efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to the Independent Accounting Firm within thirty (30) days of such submission. The Independent Accounting Firm shall address only those items in dispute. The Independent Accounting Firm shall determine, on such basis, whether and to what extent, the Purchase Price Statement and the Final Purchase Price reflected therein require adjustment. The written decision of the Independent Accounting Firm shall be final and binding on all parties hereto. The fees of the Independent Accounting Firm shall be borne by the parties in relative proportion to the change in Purchase Price from that calculated by each respective party.

(e) Access. For purposes of complying with the terms set forth in this Section 2.2 and subject to Section 7.13, each party shall cooperate with and make available to the other party and its Representatives all information, records, data and working papers, and shall permit reasonable access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Purchase Price Statement and the Final Purchase Price reflected therein and the resolution of any disputes in connection therewith.

(f) Downward Adjustment. If the Final Purchase Price (as finally determined pursuant to Section 2.2(b)) is less than the Estimated Purchase Price, then Seller shall, within ten (10) days from the date on which the Final Purchase Price is finally determined, pay to Purchaser an amount in cash equal to the amount of such shortfall.

(g) Upward Adjustment. If the Final Purchase Price (as finally determined pursuant to Section 2.2(b)) is greater than the Estimated Purchase Price, then Purchaser shall, within ten (10) days from the date on which the Final Purchase Price is finally determined, pay to Seller an amount in cash equal to such excess.

2.3 Performance Based Adjustments. (a) Schedules.

(i) Private Client Group Schedule. Schedule 2.3(a)(i) of Seller’s Disclosure Schedules (the “Private Client Group Schedule”) shall set forth, as of December 31, 2011, all Associated Persons who work in the Companies’ Private Client Group, together with the Gross Revenues attributable to each such Associated Person set forth thereon. Seller shall promptly after execution of this Agreement, but in no event later than ten (10) days thereafter, deliver the Private Client Group Schedule to Purchaser.

(ii) Public Finance Group Schedule. Schedule 2.3(a)(ii) of Seller’s Disclosure Schedules (the “Public Finance Group Schedule”) shall set forth, as of December 31, 2011, all Associated Persons who work in the Companies’ Public Finance Group, together with the Gross Revenues attributable to each such Associated Person set forth thereon. Seller shall promptly after execution of this Agreement, but in no event later than ten (10) days thereafter, deliver the Public Finance Group Schedule to Purchaser.

(iii) Fixed Income Group Schedule; Fixed Income RR’s. Schedule 2.3(a)(iii) of Seller’s Disclosure Schedules (the “Fixed Income Group Schedule”) shall set forth, as of December 31, 2011, all Associated Persons who work in the Companies’ Fixed Income Group, together with the Gross Revenues attributable to each such Associated Person set forth thereon. Seller shall promptly after execution of this Agreement, but in no event later than ten (10) days thereafter, deliver the Fixed Income Group Schedule to Purchaser. Within thirty (30) days after receiving the Fixed Income Group Schedule from Seller, Purchaser shall provide Seller with a schedule of all Associated Persons in the Fixed Income Group that Purchaser wishes to retain (the “Fixed Income RR’s” and such schedule of Fixed Income RR’s the “Fixed Income RR’s Schedule”). The Gross Revenues attributable to the Fixed Income RR’s is referred to hereinafter as the “Adjusted FI Gross Revenues”.

(b) Adjustments. The Purchase Price shall be subject to adjustment based on the attrition of persons associated with the Companies who were responsible for generating Gross Revenues in the Selected Business Units. Attrition shall be measured as of the Purchase Price Measurement Date. Any individual who is identified on a schedule defined in Section 2.3(a) and who (i) as of the Purchase Price Measurement Date, is an Associated Person of the Companies, Transferred Subsidiaries or any other Affiliate of the Purchaser and who has not (1) provided notice of intention to resign (other than for Good Reason) or (2) been provided a notice of termination for Cause, (ii) after the Closing Date but prior to the Purchase Price Measurement Date (1) is terminated by any of the Companies, Transferred Subsidiaries or any other Affiliate of Purchaser other than for Cause or (2) resigns for Good Reason, or (iii) as of the Purchase Price Measurement Date is (1) deceased or (2) disabled and no longer able to effectively work in such individual’s position with the Companies, Transferred Subsidiaries or other Affiliate of Purchaser, is referred to hereinafter as a “Retained Representative”. The Gross Revenues attributable to the Retained Representatives are referred to hereinafter as the “Retained Revenues”. There shall be no adjustment in the Purchase Price if the Retained Representatives accounted for not less than ninety percent (90%) of the aggregate amount of (i) total Gross Revenues generated by the Private Client Group and Public Finance Group in calendar year 2011 and (ii) Adjusted FI Gross Revenues in calendar year 2011 (the “2011 Gross Revenues”). The Purchase Price shall be adjusted as follows if the Retained Representatives accounted for less than ninety percent (90%) of 2011 Gross Revenues and, as of the Purchase Price Measurement Date, any of the following conditions apply:

(i) Private Client Group.

(1) In the event that the Retained Revenues for the Private Client Group are less than $400,000,000 but at least $360,000,000, then the Purchase Price shall be reduced by $0.50 for each $1.00 by which such Retained Revenues are less than $400,000,000.

(2) In the event that the Retained Revenues for the Private Client Group are less than $360,000,000, then the Purchase Price shall be reduced by the sum of (A) $20,000,000 and (B) on a dollar for dollar basis, the amount by which such Retained Revenues are less than $360,000,000.

(ii) Public Finance Group.

(1) In the event that the Retained Revenues for the Public Finance Group are less than $54,000,000 but at least $48,000,000, then the Purchase Price shall be reduced by $0.50 for each $1.00 by which such Retained Revenues are less than $54,000,0000.

(2) In the event that the Retained Revenues for the Public Finance Group are less than $48,000,000, then the Purchase Price shall be reduced by the sum of (A) $3,000,000 and (B) on a dollar for dollar basis, the amount by which such Retained Revenues are less than $48,000,000.

(iii) Fixed Income Group.

(1) In the event that the Retained Revenues for the Fixed Income Group are less than ninety percent (90%), but at least eighty percent (80%) of Adjusted FI Gross Revenues, then the Purchase Price shall be reduced by $0.50 for each $1.00 by which such Retained Revenues are less than ninety percent (90%) of Adjusted FI Gross Revenues.

(2) In the event that the Retained Revenues for the Fixed Income Group are less than eighty percent (80%) of Adjusted FI Gross Revenues, then the Purchase Price shall be reduced by the sum of (A) the reduction provided in subclause (1) above; and (B) on a dollar for dollar basis, the amount by which such Retained Revenues are less than eighty percent (80%) of Adjusted FI Gross Revenues.

(c) Dispute.

(i) Within ten (10) days following the Purchase Price Measurement Date, Purchaser shall deliver to Seller a written notice (the “Adjustment Notice”) listing the Retained Representatives and the amount by which the Final Purchase Price is to be adjusted pursuant to Section 2.3(b), if any. Within ten (10) days following receipt by Seller of the Adjustment Notice, Seller may deliver written notice (the “Notice of Adjustment Disagreement”) to Purchaser regarding any alleged errors concerning the amount by which the Final Purchase Price is to be adjusted in the Adjustment Notice. The Notice of Adjustment Disagreement must describe in reasonable detail the items contained in the Adjustment Notice that Seller disputes and the basis for any such disputes. If Seller does not provide a Notice of Adjustment Disagreement within such ten (10) day period, such Adjustment Notice and the Final Purchase Price reflected therein will be final, conclusive and binding on the parties hereto.

(ii) In the event a Notice of Adjustment Disagreement is delivered to Purchaser, Purchaser and Seller shall negotiate in good faith to resolve the items specifically identified therein (with any aspects of the Adjustment Notice that are not disputed deemed final, conclusive and binding on the parties). If Purchaser and Seller, notwithstanding such good faith effort, fail to resolve such dispute within fifteen (15) days after Seller delivers a Notice of Adjustment Disagreement, then Purchaser and Seller shall jointly engage the Independent Accounting Firm to resolve such dispute in accordance with the standards set forth in this Section 2.3(c).

(iii) Seller and Purchaser shall use reasonable best efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to the Independent Accounting Firm within thirty (30) days of such submission. The Independent Accounting Firm shall address only those items in dispute. The Independent Accounting Firm shall determine, on such basis, whether and to what extent, the Adjustment Notice and the Final Purchase Price reflected therein require adjustment. The written decision of the Independent Accounting Firm shall be final and binding on all parties hereto. The fees of the Independent Accounting Firm shall be borne by the parties in relative proportion to the change in Purchase Price from that calculated by each respective party.

(d) Payment. Seller shall pay to Purchaser an amount equal to the aggregate amount of all adjustments to the Final Purchase Price (as finally determined pursuant to Section 2.3(b)) within ten (10) days from the date on which the Adjustment Notice is finalized pursuant to Section 2.3(c).

2.4 Withholding Tax. Purchaser shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts, if any, as may be required to be deducted or withheld therefrom under any provision of Tax Law or under any applicable Law and shall thereafter pay all such amounts so deducted or withheld to the proper Tax Authorities or Governmental Authorities, as required under applicable Law. Any such amounts shall be withheld or deducted from the purchase price payable pursuant to this Agreement, and such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the relevant Person.

ARTICLE 3

CLOSING

3.1 Closing Date and Place. The consummation of the purchase and sale of the Shares (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad St., New York, New York, at 10:00 a.m., New York City time on the last Business Day of the month following the satisfaction or waiver of the conditions set forth in ARTICLE 8 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to satisfaction of those conditions), or at such other time, date and place as Purchaser and Seller shall agree upon in writing.

3.2 Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller:

(a) An amount in cash equal to the Estimated Purchase Price, in immediately available funds, to one or more accounts that have been designated by Seller at least two (2) Business Days prior to the Closing Date;

(b) Duly executed counterparts of each of the Ancillary Agreements to which Purchaser or any of its Affiliates is a party;

(c) The certificate to be delivered pursuant to Section 8.3(c);

(d) Evidence of the Purchaser Required Governmental Approvals; and

(e) Secretary’s certificates, evidence of corporate existence and good standing, evidence of corporate approvals and other similar documents, and such other customary instruments of transfer or assumption, in each case in form and substance reasonably satisfactory to Seller, as may be reasonably required to give effect to this Agreement and the Ancillary Agreements.

3.3 Closing Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser:

(a) One or more certificates representing the Shares, duly endorsed in the name of Purchaser or accompanied by stock powers (or similar transfer instruments);

(b) The certificate to be delivered pursuant to Section 8.2(c);

(c) Duly executed counterparts of each of the Ancillary Agreements to which Seller or any of its Affiliates is a party;

(d) Evidence of the Seller Required Governmental Approvals;

(e) The General Partner Interests Schedule, Limited Partnership Interest Schedule and Other Investments Schedule, each updated pursuant to Section 7.21;

(f) Secretary’s certificates, evidence of corporate existence and good standing, evidence of corporate approvals and other similar documents, and such other customary instruments of transfer or assumption, in each case in form and substance reasonably satisfactory to Purchaser, as may be reasonably required to give effect to this Agreement and the Ancillary Agreements; and

(g) A duly executed certification, substantially in the form of Exhibit 1, that Seller is not a foreign person within the meaning of Treasury Regulation Section 1.1445-2(b)(2)(iv).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES

Except as Previously Disclosed, Seller represents and warrants to Purchaser, as of the date of this Agreement (or as of such other date as may be expressly provided in any representation or warranty), as follows:

4.1 Organization and Authority. Each of the Companies and Transferred Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Companies and the Transferred Subsidiaries has all requisite corporate power and authority to carry on its business as and where it is now being conducted and to own, lease and operate its properties and assets and is in good standing (to the extent applicable) as a foreign corporation or other entity, as applicable, in each jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification, except, in each case, as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

4.2 No Default. Assuming the receipt of all Required Governmental Approvals and all Third-Party Consents, the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which it or any of its Subsidiaries is a party, and the consummation of the transactions contemplated hereby and thereby, does not and will not (a) violate any provision of the Constituent Documents of either of the Companies or any of the Transferred Subsidiaries, (b) result in a breach of or default under any Contract, or any judgment or decree to which any assets of either of the Companies or any of the Transferred Subsidiaries are subject or by which either of the Companies or any of the Transferred Subsidiaries is bound, except for such breaches or defaults that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (c) violate any Law binding upon either of the Companies or any of the Transferred Subsidiaries, except for such violations that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or (d) result in the creation of any Encumbrance on the Shares.

4.3 Consents and Approvals. There are no consents, approvals, notices, orders, registrations, declarations or filings required to be obtained, made or given by or with respect to the Companies or the Transferred Subsidiaries in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements, and the transactions contemplated hereby and thereby, except (a) for the consents and approvals from a third party (other than a Governmental Authority) set forth in Schedule 4.3(a) of Seller’s Disclosure Schedules (collectively, the “Third-Party Consents”),

(b) for the approvals, notices and filings with Governmental Authorities set forth in Schedule 4.3(b) of Seller’s Disclosure Schedules (collectively, the “Seller Required Governmental Approvals”) or (c) such consents, approvals, filings or notices the failure to obtain, make or give which would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. As of the date hereof, Seller is not aware of any reason why the necessary Seller Required Governmental Approvals will not be received on a timely basis to permit consummation of the transactions contemplated by this Agreement.

4.4 Capitalization; Transferred Subsidiaries. (a) The outstanding capital stock of each of the Companies is set forth in Schedule 4.4(a) of Seller’s Disclosure Schedules. The Shares have been duly authorized and validly issued, and are fully paid and non-assessable. Seller owns all of the Shares free and clear of all Encumbrances, except for restrictions arising under applicable Law or pursuant to this Agreement. There are no outstanding securities convertible into or exchangeable or exercisable for, or any options, warrants or other rights to purchase or subscribe for, shares of capital stock issued by either of the Companies. No Company is party to any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any shares of such Company’s capital stock, any securities convertible into or exchangeable or exercisable for shares of such Company’s capital stock, or any options, warrants or other rights to purchase or subscribe for shares of such Company’s capital stock, other than this Agreement.

(b) Schedule 4.4(b) of Seller’s Disclosure Schedules sets forth a true and complete list of each of the Transferred Subsidiaries and the outstanding capital stock of each of the Transferred Subsidiaries. Seller owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each Transferred Subsidiary, free and clear of all Encumbrances, except for restrictions arising under applicable Law. There are no outstanding securities convertible into or exchangeable or exercisable for, or any options, warrants or other rights to purchase or subscribe for, shares of capital stock issued by any Transferred Subsidiary. No Transferred Subsidiary is party to any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any shares of such Transferred Subsidiary’s capital stock, any securities convertible into or exchangeable or exercisable for shares of such Transferred Subsidiary’s capital stock, or any options, warrants or other rights to purchase or subscribe for shares of such Transferred Subsidiary’s capital stock.

4.5 Title to Property. (a) The Companies and the Transferred Subsidiaries have good, valid and marketable title to, or in the case of leased assets, a valid, binding and enforceable leasehold interest in, all of the tangible assets owned by them in connection with the conduct of the business of the Companies and the Transferred Subsidiaries, as currently conducted, except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. None of such owned assets is subject to any Encumbrances, except for Permitted Encumbrances or any Encumbrances (other than Permitted Encumbrances) that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Schedule 4.5(b) of Seller’s Disclosure Schedules sets forth a true and complete list of the real property owned by the Companies and the Transferred Subsidiaries (the “Owned Real Property”). Each of the Companies and Transferred Subsidiaries has good and insurable fee title each of its Owned Real Property free and clear of all Encumbrances, except Permitted Encumbrances. None of the Owned Real Property is subject to any right or option of any other Person to purchase or lease an interest in such Owned Real Property. Neither Seller nor any of its Subsidiaries has received any written notice of a condemnation proceeding relating to the Owned Real Property, except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(c) Schedule 4.5(c) of Seller’s Disclosure Schedules sets forth a true and complete list of the real property leased by the Companies and the Transferred Subsidiaries as a tenant (the “Leased Real Property”). Each of the Companies and Transferred Subsidiaries has good and valid title to the leasehold estates in each of its Leased Real Property free and clear of all Encumbrances, except Permitted Encumbrances. Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, each of the Companies and the Transferred Subsidiaries has complied with the terms of all leases or subleases of the Leased Real Property. All leases and subleases of the Leased Real Property, including all amendments thereto, are in full force and effect, except for failures to be in full force and effect as have not materially affected the ability of such Company or such Transferred Subsidiary to obtain the benefit of and enforce its rights under such leases or subleases. Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, no default exists under any such leases or subleases by any other party thereto, nor has any event occurred which, after the giving of notice or the lapse of time or both, would constitute a default by any of the Companies or the Transferred Subsidiaries.

4.6 Compliance with Law. (a) The Companies and the Transferred Subsidiaries have since January 1, 2009 conducted their collective businesses in accordance in all material respects with all applicable Laws.

(b) None of the Companies or the Transferred Subsidiaries is a party or subject to any material order, judgment, award or injunction of any Governmental Authority which imposes any material restrictions on the business of the Companies and the Transferred Subsidiaries, as currently conducted. Since January 1, 2009, none of the Companies or the Transferred Subsidiaries has received any extraordinary supervisory letter from, or adopted any resolutions at the request of, any Governmental Authority charged with the supervision or regulation of the Companies or the Transferred Subsidiaries. Since January 1, 2009, none of the Companies or the Transferred Subsidiaries has received any material inquiry, formal or informal, from any Governmental Authority and, to Seller’s Knowledge, none of the Companies or the Transferred Subsidiaries is under investigation by any Governmental Authority with regard to compliance with the rules, regulations or standards of conduct of any Governmental Authority.

(c) Since January 1, 2009, the Companies and the Transferred Subsidiaries have timely filed in accordance with applicable Law all material registrations, reports, statements, notices, and other material filings required to be so filed with any Governmental Authority, including all material amendments or supplements to any of the above.

(d) Since January 1, 2009, the Companies and Transferred Subsidiaries have complied, in all material respects, with all unclaimed property, escheat and similar Laws in the conduct of their respective businesses.

(e) Nothing in this Section 4.6 is intended to address any matter that is the subject of any other representation or warranty set forth in this ARTICLE 4.

4.7 Permits. Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Companies and the Transferred Subsidiaries have all Licenses and Permits necessary for the Companies and the Transferred Subsidiaries to own, lease and otherwise hold and operate their properties and other assets and to conduct the business of the Companies and the Transferred Subsidiaries as presently conducted, and all such Licenses and Permits are in full force and effect and current and, to Seller’s Knowledge, no suspension or cancellation of any such Licenses and Permits is threatened.

4.8 Employee Benefit Plans; ERISA. (a) All material benefit and compensation plans, programs, agreements, contracts, policies or arrangements covering any current or former employees of the Companies or the Transferred Subsidiaries (the “Employees”) or directors of, or other service providers to, the Companies or the Transferred Subsidiaries, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, severance, change in control, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Benefit Plans”), are listed on Schedule 4.8(a) of Seller’s Disclosure Schedules. Benefit Plans sponsored by Seller are referred to as “Seller Benefit Plans” and all Benefit Plans sponsored by any of the Companies or the Transferred Subsidiaries, referred to as “Company Benefit Plans”, and the Seller Benefit Plans and Company Benefit Plans have been separately identified on Schedule 4.8(a) of Seller’s Disclosure Schedules. No Company Benefit Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider. No Company Benefit Plan is maintained, sponsored or contributed to primarily for the benefit of service providers who perform or performed services for any of the Companies or the Transferred Subsidiaries outside the United States.

(b) Seller has provided to Purchaser with respect to each applicable Company Benefit Plan true, correct and complete copies of: (i) a copy of the annual report (if required under ERISA) with respect to each such Benefit Plan for the last three (3) years (including all schedules and attachments); (ii) a copy of the summary plan description, together with each summary of material modification, required under ERISA with respect to each such Benefit Plan (in the event no such summary plan description exists, such other documentation describing such Benefit Plan as may be available); (iii) each written Benefit Plan (including all amendments not incorporated into the documentation for each such Benefit Plan); (iv) all trust agreements, insurance contracts, and similar instruments with respect to each funded or insured Benefit Plan; (v) copies of all nondiscrimination and top-heavy testing reports for the last three (3) plan years with respect to each such Benefit Plan that is subject to nondiscrimination and/or top-heavy testing; and (vi) any material investment management agreements, administrative services contracts or similar agreements that are in effect as of the date hereof relating to the ongoing administration and investment of each such Benefit Plan. To the extent required to be funded, no Company Benefit Plan has any material unfunded liabilities.

(c) All Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), are in substantial compliance with ERISA, the Code and other applicable Laws. Each Benefit Plan which is subject to ERISA (the “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS covering all tax Law changes through the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Companies and the Transferred Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. None of the Companies, the Transferred Subsidiaries or Seller has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date of this Agreement, could subject any of the Companies or the Transferred Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. None of the Companies or the Transferred Subsidiaries has incurred or reasonably expects to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.

(d) None of the Companies or the Transferred Subsidiaries nor any entity which is considered one employer with the Companies or the Transferred Subsidiaries under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) reasonably expects to incur any liability under Title IV of ERISA arising in connection with any ongoing, frozen or terminated “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA, maintained, as of the date of this Agreement or formerly, by it or any of its ERISA Affiliates. With respect to each Benefit Plan subject to Section 412 of the Code, (i) no such Benefit Plan has failed to meet the minimum funding standards (as determined under Section 303 of ERISA and Section 430 of the Code) applicable thereto and (ii) the Pension Benefit Guaranty Corporation has not instituted or threatened to institute proceedings for the termination of any such Benefit Plan. As of the date of this Agreement, none of Seller, the Companies, the Transferred Subsidiaries nor any of their ERISA Affiliates contributes to (or has any obligation to contribute to), or has within the six (6) years prior to the date of this Agreement contributed to (or had any obligation to contribute to), any Multiemployer Plan, “multiple employer plan” (within the meaning of Section 413(c) of the Code) or (iii) “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). All contributions and payments required to be made under each Benefit Plan, as of the date of this Agreement, have been timely made and all obligations in respect of each Benefit Plan have been properly accrued and reflected in the Financial Statements in all material respects.

(e) As of the date of this Agreement, there is no material pending or, to Seller’s Knowledge, threatened litigation relating to the Benefit Plans or against the assets of any Benefit Plan. None of the Companies, the Transferred Subsidiaries or ERISA Affiliates has any obligations for retiree health and life benefits under any ERISA Plan or collective bargaining agreement. There are no audits, inquiries or proceedings pending or, to Seller’s Knowledge, threatened by any governmental authority with respect to any Company Benefit Plan.

(f) There has been no amendment to, or announcement by Seller, any of the Companies or any of the Transferred Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, (i) entitle any service providers of either of the Companies or the Transferred Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, (iii) limit or restrict any right of the Companies or the Transferred Subsidiaries or, after the consummation of the transactions contemplated hereby, Purchaser to merge, amend or terminate any of the Company Benefit Plans or (iv) result in payments to any service provider under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code. No Company Benefit Plan is subject to any surrender fees, deferred sales charges, commissions, or other fees upon termination thereof other than the normal and reasonable administrative fees associated with such termination.

(g) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been, since January 1, 2005, operated in good faith compliance and, since January 1, 2009, maintained and operated in substantial documentary and operational compliance with Section 409A of the Code, its Treasury regulations, and any administrative guidance relating thereto; and no additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by any service provider of the Companies or the Transferred Subsidiaries who is a participant in any Company Benefit Plan. No Seller Benefit Plan provides for the gross-up of taxes imposed by Section 409A(a)(1)(B) of the Code.

4.9 Broker-Dealer Matters. (a) Morgan Keegan is duly registered under the Exchange Act as a broker-dealer with the SEC and is in compliance in all material respects with the applicable provisions of the Exchange Act and the rules promulgated thereunder applicable to broker-dealers. Morgan Keegan is a member organization in good standing of FINRA and in compliance in all material respects with all applicable rules and regulations of FINRA as well as with the terms of its membership agreement with FINRA. Morgan Keegan is duly registered as a broker-dealer under, and in compliance with, the Laws of all jurisdictions in which it is required to be so registered, except for any non-compliance as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Each of Morgan Keegan’s officers, employees and independent contractors who are required to be registered, licensed or qualified with any Governmental Authority as a registered principal or registered representative are duly and properly registered, licensed or qualified as such and such licenses are in full force and effect, or are in the process of being registered as such within the time periods required by applicable law, except as the failure to be so registered would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. As of the date of this Agreement, Morgan Keegan is not, nor are any of Morgan Keegan’s Associated Persons, subject to a “statutory disqualification” (as such terms are defined in the Exchange Act). There is no formal or informal investigation by any Governmental Authority pending or, to the Knowledge of Seller, threatened against Morgan Keegan or any of its Associated Persons.

(c) Morgan Keegan is in compliance with all applicable regulatory net capital requirements and no distribution of cash is required to be made by Morgan Keegan as of the date of this Agreement that will result in Morgan Keegan not being in compliance with applicable regulatory net capital requirements. Morgan Keegan is in compliance in all material respects with all applicable regulatory requirements for the protection of customer funds and securities. Morgan Keegan has not made any withdrawals from any reserve bank account it is required to maintain pursuant to SEC Rule 15c3-3(e) except as permitted by SEC Rule 15c3-3(g).

(d) Seller has made available to the Purchaser a redacted copy of each of Morgan Keegan’s Uniform Applications for Broker-Dealer Registration on Form BD filed since January 1, 2010, and through the date of this Agreement, reflecting all amendments thereto filed with the Central Registration Depository of FINRA prior to the date of this Agreement (a “Form BD”). Each Form BD and each of Morgan Keegan’s other registrations, forms, and other reports filed with any Governmental Authority since January 1, 2009 complied in all material respects at the time of filing with the applicable requirements of the Exchange Act and applicable Law.

(e) Seller has provided or made available to Purchaser true and correct copies (redacted to the extent applicable) of all examination reports with respect to any examination of Morgan Keegan conducted by any Governmental Authority since January 1, 2009, together with true and correct copies (redacted to the extent applicable) of all correspondence between Morgan Keegan and the examining Governmental Authorities relating to such examinations.

(f) Morgan Keegan has duly adopted written policies and procedures required under the Exchange Act or FINRA rules, and all such policies and procedures comply in all material respects with applicable legal requirements.

4.10 Asset Management and Other Regulatory Matters. (a) Seller has made available to Purchaser correct and complete composite copies of Morgan Keegan’s Uniform Application for Investment Adviser Registration on Form ADV as on file with any Governmental Authority as of the date of this Agreement and including Parts 2A and 2B thereof reflecting all amendments thereto to the date of this Agreement. Such Form ADV is in compliance in all material respects with the applicable requirements of the Investment Advisers Act. Morgan Keegan has conducted its business in compliance in all material aspects with the applicable requirements of the Investment Advisers Act and the rules promulgated thereunder.

(b) Each of Morgan Keegan and all other Persons “associated” (as defined under the Investment Advisers Act) with Morgan Keegan have not been subject to disqualification pursuant to Section 203 of the Investment Advisers Act (or its equivalent under any applicable state Law) to serve as an investment adviser or as an Associated Person of a registered investment adviser. As of the date of this Agreement, there is no material proceeding pending or, to Seller’s Knowledge, threatened against Morgan Keegan that would result in any such disqualification.

(c) Morgan Keegan has duly adopted written policies and procedures required under the Investment Advisers Act, and all such policies and procedures comply in all material respects with applicable legal requirements.

(d) Morgan Keegan does not act as an investment adviser for any investment company registered under the Investment Act of 1940.

(e) Morgan Keegan is duly registered under the Commodity Exchange Act (“CEA”) as a futures commission merchant (“FCM”) with the Commodities Futures Trading Commission. Morgan Keegan is in compliance in all material aspects with the applicable provisions of the CEA and the rules promulgated thereunder. Morgan Keegan is a member in good standing with the National Futures Association (“NFA”) and is in compliance in all material respects with all applicable rules and regulations of the NFA. Each of Morgan Keegan’s officers, employees and independent contractors who are required to be registered, licensed or qualified with any Governmental Authority as an Associated Person of an FCM are duly and properly registered, qualified and licensed and such licenses are in full force and effect, or are in the process of being registered as such within the time periods required by applicable law, except as the failure to be so registered would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

4.11 Material Contracts. (a) As of the date of this Agreement, Schedule 4.11(a) of Seller’s Disclosure Schedules lists each of the following Contracts of the Companies and the Transferred Subsidiaries (collectively, “Material Contracts”):

(i) Any Contract relating to any Indebtedness for borrowed money in excess of $7,500,000;

(ii) Any written employment, severance, termination, employee-like consulting or retirement Contract for any Employee providing for annual compensation in excess of $375,000 (excluding discretionary bonuses) or with respect to the employment of, severance, retention or payment to, any of its directors and executive officers;

(iii) Any Contract entered into within the last three years relating to the acquisition or disposition of any business or assets (whether by merger, sale of stock, sale of assets or otherwise) contemplating an exchange of value in excess of $3,750,000;

(iv) Any Contract that limits or purports to limit the manner in which, the duration for which or the localities in which its business is or could be conducted or the types of business that it conducts or may conduct other than pursuant to engagement letters entered into in the ordinary course of business;

(v) Any material Contract pursuant to which (1) the Companies or the Transferred Subsidiaries grant a license to Intellectual Property owned by the Companies or their respective Subsidiaries to a third party or (2) the Companies or the Transferred Subsidiaries license Intellectual Property from a third party (other than licenses for commercial “off-the-shelf” or “shrink-wrap” software);

(vi) Any Contract relating to the settlement of any Action within the past three years with any Governmental Authority (regardless of amount);

(vii) Any Contract containing a covenant not to compete;

(viii) Any Contract with any Affiliate of Seller (other than the Companies or the Transferred Subsidiaries) involving any amount or obligation in excess of $1,000,000;

(ix) Any Contract (including any so-called take-or-pay or keepwell agreements) under which (A) any person has directly or indirectly guaranteed indebtedness, liabilities or obligations of any Company or a Transferred Subsidiary or (B) any Company or a Transferred Subsidiary has directly or indirectly guaranteed indebtedness, liabilities or obligations of any person, (in each case other than endorsements for the purpose of collection in the ordinary course of business), in any such case which, individually, is in excess of $500,000;

(x) Any Contract under which any Company or Transferred Subsidiary has, directly or indirectly, made any advance, loan or extension of credit to any person, in any such case which, individually, is in excess of $3,750,000 other than any such Contract entered into in the ordinary course of business;

(xi) Any Contract providing for indemnification of any person with respect to material liabilities relating to any current or former business of any Company or Transferred Subsidiary;

(xii) Any Contract for any joint venture; and

(xiii) Any Contract other than as set forth above to which any Company or Transferred Subsidiary is a party or by which it or any of its assets or businesses is bound or subject that is material to its business or the use or operation of its assets.

(b) Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, each Material Contract is a valid and binding agreement of one or more of the Companies or the Transferred Subsidiaries and is in full force and effect with respect to, and enforceable by, each such Company or Transferred Subsidiary party thereto.

(c) Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect: (i) there is no breach or default under any Material Contract by any of the Companies or the Transferred Subsidiaries or, to Seller’s Knowledge, by any other party to any Material Contract, (ii) there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default on the part of any of the Companies or the Transferred Subsidiaries and (iii) to Seller’s Knowledge, there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default on the part of a third party (other than the Companies and the Transferred Subsidiaries). None of Seller, the Companies and the Transferred Subsidiaries has received any notice of the intention of any party to terminate any Material Contract. Other than the Material Contracts listed on Schedule 4.11(c) of Seller’s Disclosure Schedules, each of which by its terms prohibits Morgan Keegan from disclosing the terms of such agreement to Purchaser, complete and correct copies of all Material Contracts, together with all material modifications and amendments thereto, have been made available to Purchaser (redacted to the extent applicable).

4.12 Financial Statements. (a) Seller has previously made available to Purchaser true and complete copies of (i) Morgan Keegan’s audited financial statements and supplemental information for the twelve month periods ended December 31, 2008, 2009 and 2010, including the related statements of financial condition and operations for the above described periods, and cash flow for the twelve month periods ended December 31, 2009 and 2010, (ii) the Companies’ unaudited combined statements of operations and cash flows (excluding MAM and the Trust Department) for the twelve month periods ended December 31, 2008, 2009 and 2010, and the related statements of financial condition as of December 31, 2009 and 2010, (iii) the Companies’ unaudited combined statements of financial condition and operations (excluding MAM and the Trust Department) for the nine month period ended September 30, 2011 and (iv) the Companies’ unaudited combined statements of financial condition and operations (excluding MAM and the Trust Department) for the eleven month period ended November 30, 2011 (the “Financial Statement Date”) (clauses (i)-(iv) collectively, the “Financial Statements”). The Financial Statements fairly present in all material respects the financial condition of the Companies and the Transferred Subsidiaries and their results of operations for the periods then ended.

(b) When delivered to Purchaser, the 2011 Financial Statements (i) shall have been prepared in accordance with GAAP consistently applied, except in each case as noted therein and subject to normal year-end audit adjustments, (ii) shall fairly present in all material respects the financial condition of the Companies and the Transferred Subsidiaries and their results of operations and their cash flows for the period then ended, and (iii) shall have been prepared in a manner consistent in all material respects with the books of account and other records of the Companies and the Transferred Subsidiaries.

(c) The books of account and other records of the Companies and the Transferred Subsidiaries are, in all material respects, complete and correct and have been maintained in accordance with commercially reasonable business practices. The Financial Statements have been prepared in a manner consistent in all material respects with the books of account and other records of the Companies and the Transferred Subsidiaries.

(d) Seller maintains systems of internal accounting controls with respect to the Companies and the Transferred Subsidiaries sufficient to provide reasonable assurances that: (i) all transactions are executed in accordance in all material respects with management’s general or specific authorization; and (ii) all transactions are recorded as necessary to permit the preparation of Financial Statements and the 2011 Financial Statements in conformity with GAAP and maintain proper accountability for items. Since January 1, 2009, none of the Companies and the Transferred Subsidiaries has received and, to Seller’s Knowledge, there has not been, any complaint, allegation, assertion or claim regarding the Companies’ or the Transferred Subsidiaries’ accounting or auditing practices, procedures, methodologies or methods, including any complaint, allegation, assertion or claim that any of the Companies or the Transferred Subsidiaries have engaged in questionable accounting or auditing practices that would, or would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

4.13 Litigation. (a) Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, there is no (i) Action pending against any of the Companies or the Transferred Subsidiaries, or the businesses, properties or assets of the Companies and the Transferred Subsidiaries, or any individual in their capacity as an Associated Person of Morgan Keegan, (ii) investigation pending against any of the Companies, the Transferred Subsidiaries, or the businesses, properties or assets of the Companies, the Transferred Subsidiaries or any individual in their capacity as an Associated Person of Morgan Keegan, or (iii) Action pending or, to Seller’s Knowledge, threatened, seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement; in each case other than the Legacy Arbitrations and the Legacy Proceedings. As of the date of this Agreement, there is no Action commenced by or on behalf of any of the Companies or the Transferred Subsidiaries pending against any other Person, involving a claim that is material to the Companies and the Transferred Subsidiaries, taken as a whole.

(b) There is no claim by any current or former employee of any of the Companies and the Transferred Subsidiaries alleging discrimination under any Law, including claims of discrimination or retaliation based on race, color, creed, age, sex, sexual orientation, national origin, religion or disability, except, as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(c) Each Company and Transferred Subsidiary has fully complied with, and is not otherwise in violation of, any outstanding consent decree, injunction, cease and desist order or any other order issued by a court of competent jurisdiction or by any Governmental Authority in connection with the resolution or settlement of any judicial or administrative actions instituted by any Governmental Authority against such Company or Transferred Subsidiary.

4.14 No Material Adverse Change. Since the Financial Statement Date, the Companies and the Transferred Subsidiaries, taken as a whole, have not suffered any adverse change to their respective businesses, assets, operations or financial position, except such changes which would not, and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

4.15 Absence of Undisclosed Liabilities. Since the Financial Statement Date, none of the Companies or the Transferred Subsidiaries has any liabilities or obligations except (i) as accrued or reserved for in the consolidated balance sheet of Morgan Keegan or MK Holding dated as of the Financial Statement Date or (ii) as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

4.16 Taxes. (a) The Companies and the Transferred Subsidiaries have timely filed, or joined in the filing of, all material Tax Returns required to be filed by or with respect to them prior to the date of this Agreement, all such Tax Returns are true, accurate and complete in all material respects and all material amounts of Taxes shown to be due in such Tax Returns have been timely paid, collected or withheld, as the case may be and no other Taxes are payable by the Companies or the Transferred Subsidiaries with respect to items or periods covered by such Tax Returns (whether or not shown or reportable on such Tax Returns) or with respect to any period prior to the date of this Agreement.

(b) The Companies and the Transferred Subsidiaries have withheld and paid over all material amounts of Taxes required to have been withheld and paid over and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, Affiliate, or other third party.

(c) The amount of the Companies’ and the Transferred Subsidiaries’ liability for unpaid Taxes for all periods ending on or before the Financial Statement Date does not, in the aggregate, exceed the amount of the current liability accruals for Taxes

(excluding reserves for deferred Taxes) reflected on the Companies’ unaudited consolidated financial statements (excluding MAM and the Trust Department) as of the Financial Statement Date, and the amount of the Companies’ and the Transferred Subsidiaries’ liability for unpaid Taxes for all periods ending on or before the Closing Date shall not, in the aggregate, materially exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the Companies’ unaudited consolidated financial statements (excluding MAM and the Trust Department) as of the Financial Statement Date, as adjusted for operations and transactions in the ordinary course of business since the Financial Statement Date in accordance with past custom and practice.

(d) There are no material audits, examinations, investigations or other proceedings, claims or assessments pending or threatened in writing against the Companies or the Transferred Subsidiaries in respect of any Tax, and the Companies and the Transferred Subsidiaries have not been notified in writing of any material proposed Tax claims or assessments against the Companies or the Transferred Subsidiaries.

(e) No extensions or waivers of statutes of limitation have been given or requested with respect to any Taxes of the Companies or the Transferred Subsidiaries. There is no power of attorney granted with respect to Taxes relating to any of the Companies or the Transferred Subsidiaries.

(f) Seller has made available to Buyer true, correct and complete copies of all material Tax Returns filed by, or with respect to the income of the Companies and the Transferred Subsidiaries for all taxable periods for the past three years, and all examination reports, and statements of deficiencies assessed against or agreed to by Seller, the Companies or Transferred Subsidiaries with respect to such taxable periods. The Companies and the Transferred Subsidiaries have never been a member of an affiliated group (within the meaning of Section 1504 of the Code), or filed or been included in a combined, consolidated or unitary Tax Return, other than an affiliated group or Tax Return in which Seller or an Affiliate of Seller was the common parent (the “Group”).

(g) None of the Companies or the Transferred Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(c)(3)(i)(A) or any similar provision of state or local law.

(h) None of the Companies and the Transferred Subsidiaries is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. None of the Companies and the Transferred Subsidiaries is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and Purchaser is not required to withhold tax on the purchase of the Shares by reason of Section 1445 of the Code. No member of the Group is a “consenting corporation” under Section 341(f) of the Code. None of the Companies and the Transferred Subsidiaries has been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the 3-year period ending as of the date of this Agreement. None of the Companies and the Transferred Subsidiaries has a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country. No claim has been made in writing by any Tax Authority in a jurisdiction where any of the Companies and the Transferred Subsidiaries does not file Tax Returns that such Company or

Transferred Subsidiary is or may be subject to any Taxes assessed by such jurisdiction. None of the Companies and the Transferred Subsidiaries is a party to any joint venture, partnership or other agreement, contract or arrangement (either in writing or verbally, formally or informally) which could be treated as a partnership for federal income tax purposes, other than a partnership that is wholly-owned by any of the Companies or Transferred Subsidiaries. None of the Companies and the Transferred Subsidiaries is liable for Taxes of any Person (other than the Companies and the Transferred Subsidiaries) as a result of being a transferee or successor of such Person. None of the Companies and the Transferred Subsidiaries has made an election under Section 108(i) of the Code.

(i) The Companies and the Transferred Subsidiaries have complied with all reporting and recordkeeping requirements under Section 6038A of the Code.

(j) The Companies and the Transferred Subsidiaries will not be required, as a result of (i) a change in accounting method for a Tax period beginning on or before the Closing, to include any adjustment under Section 481(a) of the Code (or any similar provision of state, local or foreign law) in taxable income for any Tax period beginning on or after the Closing Date or (ii) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Closing.

(k) There are no Encumbrances for Taxes (other than Permitted Encumbrances) on any of the assets of the Companies or the Transferred Subsidiaries.

4.17 Intellectual Property. (a) Schedule of Registered IP. Schedule 4.17(a) of Seller’s Disclosure Schedules lists all Registered Company Intellectual Property, in each case listing, as applicable, (i) the name of the applicant/registrant and current owner, (ii) the jurisdiction where the application/registration is located (or, for Domain Names, the applicable registrar), (iii) the application or registration number, and (iv) the filing date and issuance/registration/grant date. Any or all of the Companies and Transferred Subsidiaries are listed in the records of the appropriate Governmental Authority as the sole owner of each item of Registered Company Intellectual Property.

(b) Maintenance of Registered Company Intellectual Property. Each Company and Transferred Subsidiary has taken commercially reasonable steps to maintain, preserve and renew its Registered Company Intellectual Property.

(c) No Proceedings. No Registered Company Intellectual Property is involved in any interference, reissue, reexamination, opposition, cancellation or other proceeding, including any proceeding alleging the invalidity or unenforceability of any Registered Company Intellectual Property, in the United States or any foreign jurisdiction, and, to Seller’s Knowledge, no such action has been threatened.

(d) Trade Secrets. Each Company and Transferred Subsidiary has, in accordance with the applicable Law of each relevant jurisdiction, taken commercially reasonable steps to protect its rights in and to its Trade Secrets. To Seller’s Knowledge, there has been no misappropriation or unauthorized disclosure of any material Trade Secret included in the Owned Company Intellectual Property.

(e) Enforceability, Validity of IP. The Intellectual Property Rights included in the Owned Company Intellectual Property are subsisting and in full force and effect, and are, to Seller’s Knowledge, valid and enforceable.

(f) No Infringement or Misappropriation of Companies’ IP. To Seller’s Knowledge, no Person is materially infringing, misappropriating or otherwise materially violating any Intellectual Property Rights included in the Owned Company Intellectual Property.

(g) No Infringement by Companies. To Seller’s Knowledge, neither any Company or Transferred Subsidiary materially infringes, misappropriates or otherwise materially violates any Intellectual Property Rights of any third party, and neither any Company or Transferred Subsidiary, nor Seller, has received any unresolved claim or notice of any related action relating to the foregoing.

(h) Ownership; Licenses. Any or all of the Companies and Transferred Subsidiaries solely and exclusively owns all right, title and interest (including the sole right to enforce) in and to the Owned Company Intellectual Property free and clear of all Encumbrances, other than Permitted Encumbrances and non-exclusive licenses granted in the ordinary course of business, and has not exclusively licensed any such Owned Company Intellectual Property to any Person, and are under no obligation to grant any such licenses.

(i) eFolio. To Seller’s Knowledge, eFolio is substantially free of material defects, bugs and errors. Immediately following the Closing Date, each Company and Transferred Subsidiary will own or have the same rights as such Company or Transferred Subsidiary had immediately prior to the effective date of the Agreement with respect to any Intellectual Property Rights in connection with eFolio.

(j) MOR Trademark. Seller recognizes that “MOR” is a common law trademark of the Companies or the Transferred Subsidiaries and that Seller’s only right to use the “MOR” Trademark is as a supplier to the Companies or Transferred Subsidiaries. Seller is record owner of the registered Combination Trademark “REGIONS MOR LINKED CHECKING”, United States Reg. No. 3,112,740, and will voluntarily surrender such registration at any Company’s request.

(k) Systems. The computer, information technology and data processing systems, facilities and services used by any Company or Transferred Subsidiary, including all Software, hardware, networks, communications facilities, platforms and related systems and services in the custody or control of any Company or Transferred Subsidiary (collectively, “Systems”), are reasonably sufficient for the existing needs of each Company and Transferred Subsidiary. The Systems are in good working condition to perform all computing, information technology and data processing operations necessary for the operation of the Companies.

4.18 Environmental Matters. Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, each of the Companies and the Transferred Subsidiaries: (a) is in compliance with all applicable Environmental Laws, (b) possesses and is in compliance with all permits, licenses or authorizations required under Environmental Laws for the present conduct of its operations, (c) has not received any written environmental claims that are pending or, to Seller’s Knowledge, threatened against it, (d) to Seller’s Knowledge has not disposed of or released any Hazardous Materials on, under, at or about any property of such Company or such Transferred Subsidiary, (e) has not, to Seller’s Knowledge, disposed of or arranged for disposal of Hazardous Material at any third-party property under circumstances that has caused such Company or such Transferred Subsidiary to incur liability under any Environmental Law and (f) has made available all environmental assessments, audits or reports on any of its property conducted by or at the request of Seller since January 1, 2009.

4.19 Labor Matters. None of the Companies or the Transferred Subsidiaries is a party to any agreement with respect to its current employees with any labor union or any other employee organization, group or association organized for purposes of collective bargaining. During the past three years there has been no strike, work stoppage, lockout or, to Seller’s Knowledge, threat thereof by or with respect to its employees. To Seller’s Knowledge, none of the Companies or the Transferred Subsidiaries, since January 1, 2009, has engaged, or is engaging, in any unfair labor practices or any other employment practices that materially violate applicable Law.

4.20 Assets. Except for assets that are not material to the conduct of their business as currently conducted, the Companies and Transferred Subsidiaries have title to, or rights to use, all tangible assets necessary to conduct their business as currently conducted.

4.21 Minute Books. Seller has made available, or upon the request of Purchaser will make available, to Purchaser true and correct copies of the minute books for each Company and Transferred Subsidiary. Such minute books accurately reflect all actions approved by the shareholders, board of directors or any board committee of any Company or Transferred Subsidiary since January 1, 2009.

4.22 General Partner Interests. Schedule 4.22 of Seller’s Disclosure Schedules (the “General Partner Interests Schedule”) sets forth a true and complete list of all limited partnerships and limited liability companies that are private equity funds or other private equity investment vehicles in which any Company or Transferred Subsidiary is acting as a general partner, managing member or in a similar capacity (collectively, the “General Partner Interests”). Each Company and Transferred Subsidiary has, in all material respects, properly administered and satisfied all of its obligations as general partner with respect to all General Partner Interests in accordance with the terms of their limited partnership agreements, limited liability company agreements and other governing Contracts and applicable Law. No Company or Transferred Subsidiary is, and to the Knowledge of Seller, no other Person is, in material breach or material default in the performance, observance or fulfillment of any obligation, covenant, condition or other term under any limited partnership agreement or other governing Contract relating to a General Partner Interest. No Company or Transferred Subsidiary has given or received written notice to or from any Person relating to any such alleged or potential material default in a General Partner Interest that has not been cured.

4.23 Limited Partnership Interests. Schedule 4.23 of Seller’s Disclosure Schedules (the “Limited Partnership Interest Schedule”) sets forth a true and complete list of all limited partnership private equity investments and other private equity investment vehicles in which any Company or Transferred Subsidiary holds or owns any limited partnership interest, non-managing membership interest or similar limited liability interest (the “Limited Partnership Interests”).

4.24 Non-Solicitation Covenants. Seller shall make available no later than three (3) Business Days after the date hereof, to Purchaser copies of each Contract (including any amendments thereto) between Seller or any of its Affiliates and any third party in connection with such third party’s potential acquisition of any Companies and/or Transferred Subsidiaries that contains any Non-Solicitation Covenant that remains in effect; provided that the names and identity of all such third parties or their Affiliates shall be redacted from such copies; provided further that Seller shall not make available any such Contracts that by their terms generally prohibit Seller from disclosing the terms of such Contract to third parties. Each such Contract is a valid and binding agreement of Seller or its Affiliates, as the case may be, and is in full force and effect with respect to, and enforceable by, each such Person party thereto. To Seller’s Knowledge, there is no breach, violation or default under such Contract by any third party. For the purposes of this Agreement, “Non-Solicitation Covenant” means any covenant, obligation or agreement of a third party to not solicit, hire or attempt to solicit or hire any Employee, Representative, or Associated Person of any Company or Transferred Subsidiary for employment or in any other capacity (including as an independent contractor or consultant) with any third party or Affiliate thereof.

4.25 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, none of Seller or Seller’s Affiliates makes any express or implied representation or warranty on behalf of Seller or its Affiliates, and each of Seller and Seller’s Affiliates hereby disclaims any such representation or warranty whether by Seller or its Affiliates.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Except as Previously Disclosed, Seller represents and warrants to Purchaser, as of the date of this Agreement (or as of such other date as may be expressly provided in any representation or warranty), as follows:

5.1 Organization and Good Standing. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

5.2 Authority. Seller has full power to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and perform its obligations hereunder and thereunder. The execution, delivery and performance by Seller of this Agreement and any Ancillary Agreement to which Seller is a party and the consummation by Seller of the transactions contemplated hereby and thereby have been, or prior to Closing will have been, duly and validly authorized by all necessary corporate action of Seller, and no additional corporate authorization or consent is required in connection with the execution, delivery and performance by Seller of this Agreement or the Ancillary Agreements to which it is a party.

5.3 No Conflicts. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which it is a party do not, and the consummation by Seller of the transactions contemplated hereby and thereby will not, (i) violate the Constituent Documents of Seller or (ii) subject to obtaining all Required Government Approvals, violate any Law, except in the case of clause (ii), for such violations that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

5.4 Title to Shares. Seller has, and will have at Closing, legal and beneficial ownership of all of the Shares, free and clear of any Encumbrances, except for restrictions arising under applicable Law.

5.5 No Fees to Brokers. No broker, finder or financial adviser is entitled to any brokerage or finder’s fee or other commission or form of compensation from Seller, the Companies or the Transferred Subsidiaries (or any of their Affiliates) in connection with the transactions contemplated hereby, except for Goldman, Sachs & Co., the fees of which will be paid by Seller or one of its Affiliates (other than the Companies and the Transferred Subsidiaries).

5.6 Fiduciary Assets. Regions Bank, an Affiliate of Seller, holds the Fiduciary Assets in its capacity as trustee, custodian, fiduciary, agent or in another representative capacity in which it holds or controls specific funds or other specific property for another Person. Subject to the receipt of all required customer, grantor, beneficiary or other consents (including consent of any court, if applicable), Seller has the full right to convey all of its right, title and interest in and to the Fiduciary Assets to Purchaser or its Affiliates, free and clear of Encumbrances other than Permitted Encumbrances. A true and complete list of all accounts holding Fiduciary Assets as of the date of this Agreement (without customer identifying information) is set forth in Schedule 5.6 of Seller’s Disclosure Schedules.

5.7 SEC Reports. The reports publicly filed with the SEC by Seller or any of its Subsidiaries on or after January 1, 2009 pursuant to the Exchange Act did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading with respect to any disclosure regarding any Company or Transferred Subsidiary.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as Previously Disclosed by Purchaser, Purchaser represents and warrants to Seller, as of the date of this Agreement (or as of such other date as may be expressly provided in any representation or warranty), as follows:

6.1 Organization, Good Standing and Authority. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. Purchaser is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Purchaser has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. All corporate acts and proceedings required to be taken to authorize the execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been, and upon their execution the Ancillary Agreements shall have been, duly executed, and delivered by Purchaser and, assuming due authorization, execution and delivery by Seller, constitute or will constitute, as applicable, a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their terms.

6.2 No Conflict; No Violation; No Default. The execution, delivery, and performance by Purchaser of this Agreement and the Ancillary Agreements do not, and the consummation by Purchaser of the transactions contemplated hereby and thereby will not, (i) violate the Constituent Documents of Purchaser or (ii) subject to obtaining all Required Government Approvals, violate any Law, except, in the case of clause (ii), for such violations that would not, or would not reasonably be expected to, individually or in the aggregate, have a Purchaser Material Adverse Effect.

6.3 Consents and Approvals. Except for the approvals, notices and filings with Governmental Authorities set forth in Schedule 6.3 of Purchaser’s Disclosure Schedule (the “Purchaser Required Governmental Approvals”), there are no consents, approvals, orders, registrations, declarations or filings required to be obtained, made or given by or with respect to Purchaser in connection with (a) the execution, delivery and performance of this Agreement, the Ancillary Agreements to which it is a party and the consummation of transactions contemplated hereby and thereby or (b) necessary or required for Purchaser to indirectly conduct the business conducted by the Companies and the Transferred Subsidiaries, upon and after the Closing Date as conducted immediately prior to the Closing. As of the date hereof, Purchaser is not aware of any reason why the necessary Purchaser Required Governmental Approvals will not be received on a timely basis to permit consummation of the transactions contemplated by this Agreement.

6.4 Available Funds. At Closing, Purchaser shall have available cash sufficient to enable it to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. Purchaser has delivered to Seller a true, complete and correct copy of the executed Financing Commitment Letters. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing (including any “flex” provisions) other than as expressly set forth in the Financing Commitment Letters. As of the date hereof, (i) there are no other agreements, side letters or arrangements to which Purchaser is a party relating to the Financing that could affect the availability of the Financing at Closing, (ii) the Financing Commitment Letters constitute legally valid and binding obligations of Purchaser and, to the knowledge of the Purchaser, the other parties thereto, enforceable in accordance with their terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights and by general equitable principles), (iii) the Financing Commitment Letters are in full force and effect and have not been withdrawn, rescinded, terminated or otherwise amended or modified in any respect, and no such amendment or modification is contemplated, (iv) Purchaser is not in breach of any of the terms or conditions set forth in the Financing Commitment Letters and no event has occurred which would reasonably be expected to constitute a breach, default or failure to satisfy any condition precedent set forth therein, (v) no lender had notified Purchaser of its intention to terminate its commitment under the Financing Commitment Letters or to not provide the Financing, (vi) Purchaser has paid in full all commitment or other fees required by the Financing Commitment Letters that are due as of the date hereof and (vii) Purchaser has no reason to believe that it will be unable to satisfy on a timely basis any condition to the funding of the full amount of the Financing or that the Financing will not be available to Purchaser on the Closing Date.

6.5 Regulatory Status. Purchaser is a savings and loan holding company subject to the oversight of the Board of Governors of the Federal Reserve System (“Federal Reserve”). Purchaser has filed an application with the Office of the Comptroller of the Currency to convert its savings and loan subsidiary into a national bank and an application with the Federal Reserve to become a bank holding company. Purchaser has made a valid election to be treated as a financial holding company. Purchaser is not aware of any reason why the applications or elections referenced above would not be obtained on a timely manner or would delay the approval or consummation of the transactions contemplated hereby, and expects to receive approval to become a bank holding company and a financial holding company prior to the Closing Date.

6.6 Statutory Disqualification. Purchaser is not, nor are any of Purchaser’s Associated Persons, currently subject to a “statutory disqualification” (as such terms are defined in the Exchange Act) and there is no investigation pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of its Associated Persons, whether formal or informal, that is reasonably likely to result in a statutory disqualification, or suspension or revocation of the registration of any Affiliate of the Purchaser as a broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act. No fact relating to Purchaser or, to the Knowledge of Purchaser, any “control affiliate” thereof, as defined in Form BD, requires any response in the affirmative to any question in Item 11 of Form BD.

6.7 Investment Intent. Purchaser is financially sophisticated and is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act. Purchaser understands that the Shares have not been registered under the Securities Act and may only be transferred pursuant to a registration statement or an applicable exemption under the Securities Act. Purchaser is acquiring the Shares for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof if in violation of applicable securities Laws. Purchaser has been given sufficient access to all information required by it and as it considers appropriate to evaluate its purchase of the Shares.

6.8 No Fees to Brokers. No broker, finder or financial adviser is entitled to any brokerage or finder’s fee or other commission or form of compensation from Purchaser or any of its Affiliates in connection with the transactions contemplated hereby, except for J.P. Morgan Securities LLC, the fees of which will be paid by Purchaser or one of its Affiliates.

6.9 Litigation. There is no Action pending or, to Purchaser’s Knowledge, threatened against Purchaser or Purchaser Affiliates or Representatives, seeking to prevent, hinder, delay or challenge the transactions contemplated by this Agreement.

6.10 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, none of Purchaser or Purchaser’s Affiliates makes any express or implied representation or warranty on behalf of the Purchaser or its Affiliates, and each of Purchaser and Purchaser’s Affiliates hereby disclaims any such representation or warranty whether by Purchaser or its Affiliates.

ARTICLE 7

COVENANTS

7.1 Conduct of the Business. During the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, except as required by applicable Law, as otherwise contemplated by this Agreement or as specifically set forth in Schedule 7.1, Seller agrees that it shall cause the Companies and the Transferred Subsidiaries to conduct their businesses in the ordinary course consistent with past practice, and will use reasonable best efforts consistent therewith to cause the Companies and the Transferred Subsidiaries to keep intact their respective businesses, to maintain and preserve relationships with key customers, employees, suppliers, regulators and others having business relationships with the Companies and the Transferred Subsidiaries. Except as otherwise contemplated by this Agreement, as required by applicable Law, or as specifically set forth in Schedule 7.1 of Seller’s Disclosure Schedules, Seller shall not permit any of the Companies or the Transferred Subsidiaries to take any of the following actions, prior to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):

(a) Except for the Pre-Closing Dividend, (i) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of, (ii) declare, set aside, or pay any dividends or distributions on, or make any other distributions in respect of, (iii) split, combine or reclassify or (iv) purchase, redeem or otherwise acquire any shares of capital stock of any class or securities convertible into or exchangeable or exercisable for shares of capital stock, or any rights, warrants or options to acquire any such shares or other convertible securities of any of the Companies or the Transferred Subsidiaries;

(b) Amend the Constituent Documents of Morgan Keegan, MK Holding or any Transferred Subsidiary, or enter into a plan of consolidation, merger, share exchange, reorganization or similar business combination;

(c) Enter into any Contract with respect to any sale, transfer, assignment, acquisition, disposition or Encumbrance of any amount of assets or securities in excess of $10,000,000 (other than with respect to the sale of securities in compliance with the terms of any Benefit Plan or any transfer to Seller or Affiliate of Seller or other sale or liquidation of auction rate securities, Limited Partnership Interests or Other Investments contemplated under Section 7.25), except in the ordinary course of business consistent with past practice;

(d) Adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization involving any of the Companies or the Transferred Subsidiaries (other than with respect to any transfer to Seller or an Affiliate of Seller or other sale or liquidation of auction rate securities, Limited Partnership Interests or Other Investments contemplated under Section 7.25);

(e) Except as required pursuant to any Benefit Plan or Contract in effect prior to the date of this Agreement or otherwise in the ordinary course consistent with past practice, (i) grant or provide any severance or termination payments or benefits in excess of $200,000 to any Employee, (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of any Employee by more than ten percent (10%) or make any new equity awards to any Employee, (iii) establish, adopt, amend or terminate any Benefit Plan applicable predominately to Employees or amend the terms of any outstanding equity-based awards predominately with respect to Employees, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan applicable predominately to Employees, to the extent not already provided in any such Benefit Plan or (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan applicable predominately to Employees or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP;

(f) Modify or rescind any of the Licenses and Permits, except in the ordinary course of business consistent with past practice;

(g) Except for (i) Indebtedness to Seller, either of the Companies or any of the Transferred Subsidiaries or (ii) in the ordinary course of business consistent with past practice, incur any Indebtedness;

(h) Except as required by GAAP, make any material change in any method of accounting or make any material tax election other than (i) an election made consistent with past practices of the Companies and the Transferred Subsidiaries or (ii) any change that also applies to Seller and its Affiliates (other than the Companies and their respective Subsidiaries);

(i) Enter into any new material line of business;

(j) Settle any Action where such settlement would reasonably be expected to impose any material restriction on the Companies or the Transferred Subsidiaries that would remain in effect after the Closing Date;

(k) Materially increase or decrease the Reserve Amount except in the ordinary course of business and consistent with GAAP;

(l) Except as would not reasonably be expected to result in an increased Tax liability for a taxable period (or portion thereof) ending after the Closing Date with respect to Purchaser, the Companies or the Transferred Subsidiaries, make, amend, or revoke any material election relating to Taxes; adopt or change any accounting method relating to Taxes; file any amended material Tax Return; enter into any Tax sharing, Tax allocation, Tax indemnity or similar agreement; enter into any closing agreement; settle or compromise any claim or assessment relating to Taxes; consent to any extension or waiver of the limitations period applicable to any Taxes or Tax Returns; enter into any material transaction (or transactions, which in the aggregate are material) pursuant to which consideration is received by any Company or Transferred Subsidiary prior to the Closing Date but the income associated with such consideration is includable in the income of such Company or Transferred Subsidiary in a period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date, other than in the ordinary course of business consistent with past practice or a transaction that is permitted under Section 7.1;

(m) Cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value in excess of $10,000,000;

(n) Acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory) that are material;

(o) Make or incur any capital expenditure that is not currently approved in writing or budgeted and that, individually, is in excess of $2,500,000 or make or incur any such expenditures which, in the aggregate, are in excess of $10,000,000; or

(p) Agree, whether or not in writing, to do any of the foregoing.

7.2 Reasonable Best Efforts. (a) Each of the parties agrees to use its reasonable best efforts promptly to take, or cause to be taken, in good faith, all actions that are necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including using its reasonable best efforts to (i) take all reasonable acts necessary to cause the conditions precedent set forth in ARTICLE 8 to be satisfied, (ii) obtain all Required Governmental Approvals and (iii) obtain all other necessary consents, approvals or waivers from third parties (including all Third-Party Consents).

(b) Each party shall use its reasonable best efforts to prepare or cause to be prepared as promptly as practicable all documentation and make all filings necessary to obtain all Required Governmental Approvals. Purchaser and Seller will provide such assistance, information and cooperation to each other as is reasonably required to obtain any Required Governmental Approvals, other third-party consents and any notices (including Third-Party Consents) and, subject to applicable Law, will provide each other with the reasonable opportunity to review any applications, notices or other filings proposed to be made with respect to the transactions contemplated hereby (and will give due consideration to any comments and suggestions made with respect thereto by the other party). In connection therewith, each party will notify the other promptly following the receipt of any comments from any Governmental Authority and of any request by any Governmental Authority for amendments, supplements or additional information in respect of any application, notice or other filing with such Governmental Authority and will supply the other party with copies of all material correspondence between such party or any of its Representatives, on the one hand, and any Governmental Authority in connection with obtaining any Required Governmental Approval, on the other hand; provided that such disclosure is permitted under applicable Law.

(c) Without limiting the generality of the foregoing, each of Seller and Purchaser will as promptly as practicable, but in no event later than ten (10) Business Days following the execution and delivery of this Agreement, file with the FTC and the DOJ the notification and report form required for the transactions contemplated hereby and any supplemental information required in connection therewith pursuant to the HSR Act. Each party hereto represents and warrants that such notification and report form and all such supplemental information submitted by such party or its ultimate parent, and any additional supplemental information filed by such party after the date of the original filing, will be in substantial compliance with the requirements of the HSR Act. Seller and Purchaser shall each furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act. Seller and Purchaser shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the FTC or the DOJ, and shall each use its reasonable best efforts to comply promptly with any such inquiry or request. Seller and Purchaser will each use its reasonable best efforts to cause the expiration or early termination of the waiting period required under the HSR Act as a condition to the purchase and sale of Shares under this Agreement and shall use reasonable best efforts to defend against any action of the FTC or the DOJ to enjoin such purchase and sale and to satisfy any conditions imposed or to avoid the imposition thereof, by the FTC or DOJ, as applicable.

7.3 Pre-Closing Access and Information. (a) Prior to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, subject to applicable Law,

Purchaser shall be entitled, at Purchaser’s expense, to have such access to the offices, Representatives, and books, data, files, information, records, documents, correspondence and other materials of the Companies and the Transferred Subsidiaries as Purchaser may reasonably request. Any such access pursuant to this Section 7.3(a) shall be conducted or occur at reasonable times during regular business hours, as approved in advance by Seller and shall not otherwise unreasonably interfere with business or operations of Seller and its Subsidiaries; provided that any such access shall be subject to the terms and conditions of the Confidentiality Agreement; provided further that the auditors and independent accountants of Seller or any of its Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has entered into reasonable and customary third-party access and confidentiality agreements in form and substance acceptable to such auditors or accountants.

(b) The foregoing shall not require Seller or Seller’s Affiliates to permit any inspection, or to disclose any information, that could reasonably be expected to result in (i) the disclosure of any Trade Secrets or the violation of any obligations of Seller or Seller’s Affiliates with respect to confidentiality if Seller shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure, (ii) the waiver of any applicable legally recognized privilege or (iii) the violation of any applicable Law, including the rules and regulations of any banking regulator to which Seller or any Affiliate of Seller is subject.

(c) Within ten (10) Business Days following execution of this Agreement, Seller shall make available to Purchaser (i) true and correct copies of all customer complaints received by Morgan Keegan since January 1, 2009 and relating to Morgan Keegan or any of Morgan Keegan’s current or former Associated Persons (other than any customer complaints relating to any RMK Fund) and all responses and other correspondence relating thereto, and (ii) true and correct copies of all reports on Forms U-4 and U-5 filed with respect to an Associated Person of Morgan Keegan since January 1, 2009.

7.4 Post-Closing Access. (a) Seller and its Affiliates shall have the right, subject to compliance with all applicable Laws (including privacy Laws), to retain copies of all books, data, files, information, records, documents, correspondence and other materials in any media (including, for the avoidance of doubt, Tax Returns and other information and documents relating to tax matters) of each of the Companies and the Transferred Subsidiaries (i) relating to information (including employment and medical records) regarding the Employees or relating to the Tax Returns of, or that include, the Companies or the Transferred Subsidiaries, (ii) as required by any legal or regulatory authority, including any applicable Law or regulatory request or (iii) as may be necessary for Seller and its Affiliates to perform their respective obligations pursuant to this Agreement, the Ancillary Agreements or any other agreement between Seller and its Affiliates, on the one hand, and the Companies or any of the Transferred Subsidiaries, on the other hand, that will remain in effect after the Closing.

(b) After the Closing, Purchaser shall allow Seller and its Affiliates, upon reasonable prior notice and during regular business hours and subject to compliance with all applicable Laws (including privacy Laws), the right, at Seller’s expense, to examine and make copies of any books, data, files, information, records, documents, correspondence and other materials of the Companies or the Transferred Subsidiaries for any reasonable, non-competitive business purpose, including the preparation or examination of Tax Returns, regulatory filings and financial statements, the conduct of any litigation or the conduct of any regulatory, contractholder, participant or other dispute resolution (whether pending or threatened) and the discharge of its indemnification obligations under this Agreement; provided that the auditors and independent accountants of Purchaser or any of its Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has entered into reasonable and customary access and confidentiality agreements in form and substance acceptable to such auditors or accountants.

(c) Subject to Section 7.4(d), Purchaser agrees that, with respect to all original books, data, files, information, records, documents, correspondence and other materials of each of the Companies and the Transferred Subsidiaries existing as of the Closing Date, it will (and will cause each of the Companies and the Transferred Subsidiaries and any other Affiliates of the Purchaser to) (i) comply in all material respects with all applicable Laws relating to the preservation and retention of records, (ii) apply preservation and retention policies that are no less stringent than those generally applied by Purchaser from time to time with respect to its other businesses and that are customary for similar businesses and (iii) maintain such books, data, files, information and other records for examination and copying by Seller (such copying to be at the expense of Seller) for six years following the Closing (or, in the case of any books, data, files, information and other records with respect to Taxes relating to the Companies and their Subsidiaries, for the length of time, if longer, required by Section 9.4); provided that after such six-year period Purchaser shall use its reasonable best efforts to provide Seller with at least ninety (90) days’ written notice prior to destroying or disposing of any such books, data, files, information and other records, at which time and at the option and expense of Seller, Purchaser shall deliver such books, data, files, information, records, documents, correspondence and other materials to Seller.

(d) Notwithstanding anything in this Agreement to the contrary, Purchaser agrees to retain and preserve all documents subject to Litigation Holds (the “Litigation Hold Documents”), until such time as Seller notifies Purchaser in writing that such documents may be destroyed, and Seller shall use reasonable best efforts to notify Purchaser within ninety (90) days of the termination of any applicable Litigation Hold. Purchaser shall provide Seller and its Affiliates with access to any documents subject to this Section 7.4(d) in accordance with the terms of Section 7.4(a).

7.5 Employee Benefit Matters. (a) For the period commencing on the Closing Date and ending on ninetieth (90th) day after the Closing Date (the “Continuation Period”), Purchaser shall make available or cause its Affiliates to make available to each Associated Person set forth in the Private Client Group Schedule, Public Finance Group Schedule or Fixed Incomes RR’s Schedule who continues employment with the Companies, the Transferred Subsidiaries, Purchaser or any of the Affiliates of Purchaser following the Closing Date (each, a “Continuing Employee”) compensation arrangements which are substantially similar to Morgan Keegan’s and consistent with Purchaser’s compensation policies. In addition, during the Continuation Period, Purchaser shall provide or cause its Affiliates to provide to the Continuing Employees, employee benefit plans, programs, policies and arrangements that are substantially similar to Morgan Keegan’s and consistent with Purchaser’s employee benefit plans, programs, policies and arrangements.

(b) Effective as of the Closing Date, the Employees and their applicable dependents shall cease to accrue benefits under any Seller Benefit Plans. From and after the Closing Date, to the extent applicable and permitted under the applicable Purchaser Benefit Plan (as defined below), (i) each Employee shall receive full credit for all service with the Companies or any of their Affiliates for purposes of any employee benefit plan sponsored or maintained by Purchaser or its Affiliates (“Purchaser Benefit Plans”) including, but not limited to, recognition of service for eligibility, vesting, level of benefit and benefit accrual (other than benefit accrual under a defined benefit pension plan), (ii) Purchaser or its Affiliates, as applicable, shall waive all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to each Employee under Purchaser Benefit Plans that are welfare benefit plans and (iii) Purchaser or its Affiliates shall provide credit to each Employee for any co-payments and deductibles paid by such employees under the Seller Benefit Plans for the plan year during which the Closing Date occurs. Seller and Purchaser shall negotiate in good faith during the period commencing as of the date hereof and ending prior to the Closing Date to agree upon appropriate transition arrangements related to (i) treatment of claims for health, dental and short-term disability benefits incurred by the Employees and their applicable dependents under any of the Seller Benefit Plans prior to the Closing Date, regardless of whether such claims were reported before or after the Closing Date, (ii) continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) (and any similar state law), Section 4980B of the Code, and Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder for Employees and their eligible dependents, including an agreement for the provision of COBRA coverage to applicable Employees and their applicable dependents under applicable Seller Benefit Plans for a period of ninety (90) days after the Closing Date, and (iii) true up of participating Employee’s health flexible spending contributions between Purchaser’s health flexible spending account plan (“Purchaser Health FSA”) and Seller’s Cafeteria Plan (“Seller Health FSA”).

(c) Purchaser shall cause an aggregate of between $250 million to $300 million to be committed in connection with stay bonuses, severance, retention and other transition/restructuring costs pursuant to a retention program mutually agreed in good faith between Purchaser and Seller prior to the date hereof.

(d) Promptly after execution of this Agreement, but in no event later than thirty (30) days prior to the Closing Date, Seller shall deliver to Purchaser Schedule 7.5(d) of Seller’s Disclosure Schedules which shall set forth a true and complete list of each participant in any Company Benefit Plan together with such participant’s vested amounts and vesting schedule.

(e) Prior to the Closing Date, if requested by Purchaser in writing, Seller shall pass, or shall cause to be passed, a resolution to terminate the Morgan Keegan Revised Profit Sharing and Retirement Savings Plan (the “Retirement Plan”), effective immediately prior to the Closing Date. Any other actions related to the termination of the Retirement Plan, including, but not limited to, applying to the IRS for a determination letter related to such termination and making any plan amendments, shall be taken following the Closing Date by the Companies, the Transferred Subsidiaries, Purchaser or any Affiliate of Purchaser, as determined by Purchaser.

7.6 Certain Intercompany Matters. Except as contemplated by any of the Ancillary Agreements or otherwise Previously Disclosed, (a) all services provided by Seller or any of its Affiliates (other than the Companies or the Transferred Subsidiaries) to any of the Companies or the Transferred Subsidiaries, (b) all services provided to Seller or any of its Affiliates (other than the Companies or the Transferred Subsidiaries) by any of the Companies or the Transferred Subsidiaries and (c) all agreements between Seller or any of its Affiliates (other than the Companies or the Transferred Subsidiaries) on the one hand, and any of the Companies or the Transferred Subsidiaries, on the other hand, in each case shall be terminated as of immediately prior to the Closing without payment or incurrence of further liability or obligation (contingent or otherwise) thereunder.

7.7 Non-Solicitation. (a) During the period beginning on the Closing Date and ending on the 18-month anniversary of the Closing Date, and except as otherwise required or permitted by any Ancillary Agreement, Seller and its Affiliates (collectively, the “Restricted Entities”) shall not, directly or indirectly:

(i) Induce, solicit or encourage, or attempt to induce, solicit or encourage, any Restricted Customer to (1) use a Restricted Entity to provide any services which are offered by the Companies and the Transferred Subsidiaries as of the Closing Date (the “Restricted Services”) or (2) reduce, terminate or adversely modify the employment of the Companies or the Transferred Subsidiaries for such services, in each case other than as a consequence of a general solicitation conducted by a Restricted Entity not specifically directed at Restricted Customers; or

(ii) Solicit, hire or attempt to solicit or hire any Continuing Employee for employment or in any other capacity (including as an independent contractor or consultant) with a Restricted Entity; provided, however, that the foregoing shall not apply to any (1) individual whose employment or service was terminated by the Companies or the Transferred Subsidiaries, (2) publishing or posting of open positions in the course of normal hiring practices which are not specifically sent to, or do not specifically target, Continuing Employees or hiring as a result of such posting, (3) solicitations made by third-party search firms that have not been directed by Seller or its Affiliates to specifically solicit such individuals or hiring as a result of such solicitations, or (4) individual who approaches a Restricted Entity seeking to be hired as an employee or in another capacity (including as an independent contractor or consultant) if no Restricted Entity had previously attempted to solicit or hire such individual.

(b) Purchaser agrees that from the date hereof until the 18-month anniversary of the Closing Date it shall not, and shall cause its Affiliates (including the Companies and the Transferred Subsidiaries) not to, directly or indirectly, solicit, hire or attempt to solicit or hire any employee of Seller or any of its Affiliates who is not a Continuing Employee for employment or in any other capacity (including as an independent contractor or consultant); provided, however, that the foregoing shall not apply to any (i) individual whose employment or service was terminated by Seller or its Affiliates, (ii) publishing or posting of open positions in the course of normal hiring practices which are not specifically sent to, or do not specifically target, employees of Seller or its Affiliates or hiring as a result of such posting, or (iii) solicitations made by third-party search firms that have not been directed by Purchaser or its Affiliates (including the Companies and the Transferred Subsidiaries) to specifically solicit such individuals or hiring as a result of such solicitations.

(c) The parties acknowledge that the covenants set forth in this Section 7.7 are an essential element of this Agreement and that, but for the agreement of each party to comply with these covenants, the other party would not have entered into this Agreement. The parties acknowledge that this Section 7.7 constitutes an independent covenant that shall not be affected by performance or nonperformance of any other provision of this Agreement. The existence of any claim or cause of action against one party by the other party, whether predicated on the breach of this Agreement or otherwise, shall not constitute a defense to the enforcement of the covenants contained in this Section 7.7. The parties have independently consulted with their respective counsel and after such consultation agree that the covenants set forth in this Section 7.7 are reasonable and proper in scope, duration, geographical area and in all other respects. If any such covenant is found to be invalid, void or unenforceable in any situation in any jurisdiction by a final determination of a court or any other Governmental Authority of competent jurisdiction, Seller and Purchaser agree that: (i) such determination shall not affect the validity or enforceability of (1) the offending term or provision in any other situation or in any other jurisdiction or (2) the remaining terms and provisions of this Section 7.7 in any situation in any jurisdiction; (ii) the offending term or provision shall be reformed rather than voided and the court or Governmental Authority making such determination shall have the power to reduce the scope, duration or geographical area of any invalid or unenforceable term or provision, to delete specific words or phrases, or to replace any invalid or enforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, in order to render the restrictive covenants set forth in this Section 7.7 enforceable to the fullest extent permitted by applicable Law; and (iii) the restrictive covenants set forth in this Section 7.7 shall be enforceable as so modified.

(d) The parties hereby acknowledge and agree that irreparable damage would occur if this Section 7.7 were not performed in accordance with its specific terms and that any breach of this Section 7.7 by the other party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which such party may be entitled, at law or in equity or under this Agreement, such party shall be entitled to enforce this Section 7.7 by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of this Section 7.7, without posting any bond or other undertaking.

(e) For the avoidance of doubt, none of the restrictions imposed by applicable subsections of this Section 7.7 shall apply to any Person that is an Affiliate of a party to this Agreement if such Person ceases to be an Affiliate of such party.

7.8 Insurance. (a) From and after the Closing Date, the Companies and the Transferred Subsidiaries shall cease to be insured by Seller’s or its Affiliates’ (other than the Companies or the Transferred Subsidiaries) blanket insurance policies or by any of their self-insured programs. After the Closing Date, to the extent that any claim has been made under any of the insurance policies of Seller or any of its Affiliates (other than the Companies and the Transferred Subsidiaries) that relates to the conduct of business by the Companies or the Transferred Subsidiaries prior to the Closing Date and an accrual for such claim is reflected in the Companies’ unaudited consolidated balance sheet (excluding MAM and the Trust Department) as of the Closing Date, Seller agrees that any recovery with respect to any such claims (net of any out-of-pocket expenses incurred by Seller or its Affiliates) shall be promptly paid to Purchaser.

(b) With respect to events or circumstances relating to the Companies or the Transferred Subsidiaries that occurred or existed prior to the Closing Date that are covered by occurrence-based third-party liability insurance policies and any workers’ compensation insurance policies or comparable workers’ compensation self-insurance programs sponsored by Seller or its Affiliates (other than the Companies and the

Transferred Subsidiaries), the Companies and the Transferred Subsidiaries may make claims after the Closing Date under such policies and programs; provided, however, that by making any such claims, Purchaser agrees to reimburse Seller for any increased costs incurred by Seller or its Affiliates as a result of such claims, including any retroactive or prospective premium adjustments associated with such coverage, as such amounts are determined in accordance with those policies and programs generally applicable from time to time to Seller or its Affiliates. As of the first anniversary of this Agreement, Purchaser shall no longer have access to such occurrence-based third-party liability insurance policies of Seller and its Affiliates or to such workers’ compensation insurance policies or comparable workers’ compensation self-insurance programs that apply to the locations at which the Companies and the Transferred Subsidiaries operated prior to the Closing Date, and Purchaser shall assume full responsibility for, and release Seller and its Affiliates from, all liability for claims, known or unknown, resulting from occurrences prior to the Closing Date.

7.9 Ancillary Agreements. (a) Seller and Purchaser shall use their respective reasonable best efforts to promptly negotiate in good faith and finalize the terms and conditions of each of the following within 30 days of the date hereof:

(i) One or more agreements governing the topics listed on Schedule 7.9 of Seller’s Disclosure Schedules (the “Continuing Services Agreements”);

(ii) A customary transition services agreement (the “Transition Services Agreement”);

(iii) A litigation cooperation agreement among Purchaser, Seller and the Companies governing cooperation among the parties regarding the defense and settlement of the Legacy Arbitrations, Legacy Proceedings, Pending Litigation Matters and Post-Closing Litigation Matters (the “Litigation Cooperation Agreement”);

(iv) An agreement among Regions Bank and Purchaser governing certain cash sweep arrangements as discussed in Section 7.28(b); and

(v) A fiduciary assets transfer agreement (the “Fiduciary Assets Transfer Agreement”) pursuant to which, at Purchaser’s reasonable and customary expense, Regions Bank will cooperate with a designated Affiliate of Purchaser to facilitate the transfer of such assets from Regions Bank to such Affiliate of Purchaser (subject to obtaining any required customer, grantor, beneficiary or other consent).

(b) At the Closing, Seller shall, and shall cause each of its Affiliates that is a party to any Ancillary Agreement to, execute and deliver such Ancillary Agreement to which it is a party, and Purchaser shall, and shall cause each of its Affiliates that is a party to any Ancillary Agreement to, execute and deliver such Ancillary Agreement.

7.10 Notice of Developments. Prior to the Closing, Seller and Purchaser agree to promptly notify the other in case of a development that is reasonably likely to have a Company Material Adverse Effect or a Purchaser Material Adverse Effect, as applicable.

7.11 Further Assurances. On and after the Closing Date, Seller (as reasonably requested from time to time by Purchaser) and Purchaser (as reasonably requested from time to time by Seller) shall take all reasonably appropriate action and execute any additional documents, instruments or conveyances of any kind (not containing additional representations and warranties) which may be reasonably necessary to carry out any of the provisions of this Agreement.

7.12 Transfer of MAM. Notwithstanding anything in this Agreement to the contrary, prior to the Closing, Seller shall cause (a) MAM to transfer all of the issued and outstanding capital stock of MAM’s Subsidiary to MK Holding and (b) MK Holding to transfer all of the issued and outstanding capital stock of MAM to Seller or an Affiliate of Seller (other than the Companies or the Transferred Subsidiaries) (clauses (a) and (b), collectively, the “MAM Restructuring”); provided that all costs of such transfer shall be borne solely by Seller or an Affiliate of Seller (other than the Companies or the Transferred Subsidiaries).

7.13 Confidentiality. The parties agree that the Confidentiality Agreement shall survive the execution and delivery of this Agreement, any termination of this Agreement and the consummation of the transactions contemplated by this Agreement pursuant to its terms; provided that the confidentiality and use provisions of the Confidentiality Agreement shall survive until the fifth anniversary of the date of this Agreement (notwithstanding any earlier termination date in respect of the confidentiality and use provisions set forth in the Confidentiality Agreement). Purchaser hereby consents to the receipt of Employee Information (as defined in the Confidentiality Agreement) pursuant to Section 4 of the Confidentiality Agreement.

7.14 Publicity; Notices. Until the Closing Date, the parties hereto shall coordinate with each other as soon as practicable in advance as to (a) the form and content of any external communication, including any communication intended for dissemination or to reach, or reasonably expected to be disseminated or to reach, members of the public regarding the transactions contemplated by this Agreement and (b) the form and content of any communication from Purchaser to any Continuing Employee. Neither party shall disseminate any such communication without adequate advance notice and the prior consent of the other, which shall not be unreasonably withheld or delayed, except that nothing contained in this Agreement shall prevent the parties hereto from making any and all public disclosures legally required to comply with any applicable securities laws or regulations or requests of Governmental Authorities; provided that, to the extent possible under the circumstances, the party making such disclosure consults with the other party, and considers in good faith the views of the other party, before doing so. Notice and consent given in connection with this Section 7.14 may be given by email to one or more individuals designated by each of the parties hereto.

7.15 Director Indemnification; Exculpation. (a) All rights to indemnification for and exculpation from liabilities for acts or omissions occurring at or prior to the Closing now existing in favor of any employees of Seller or any of its Affiliates currently or formerly serving as directors of any of the Companies or the Transferred Subsidiaries (or any of their respective predecessor entities) or any employees of Seller or any of its Affiliates who become prior to the Closing a director of any of the Companies or the Transferred Subsidiaries (each, an “Indemnified Director”) as provided in the Constituent Documents of each such Person, or in any indemnification agreement between such Indemnified Director and such Person (in each case, as in effect on the date of this Agreement), shall survive the Closing and shall continue in full force and effect in accordance with their respective terms for a period of six years from the Closing; provided, however, that all rights to indemnification in respect of any Action asserted or made prior to the Closing or within such six-year period shall continue until the final disposition of such Action.

(b) From and after the Closing until the sixth anniversary thereof, the Constituent Documents of each of the Companies and the Transferred Subsidiaries shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Indemnified Directors than are presently set forth in such Constituent Documents, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals.

(c) In the event that, after the Closing, any of the Companies or the Transferred Subsidiaries (or their respective successors or assigns) (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any Person, then, and in each such case, Purchaser shall cause such Company or such Transferred Subsidiary, as applicable, to cause proper provision to be made so that such successors and assigns shall expressly assume the obligations set forth in this Section 7.15.

(d) The provisions of this Section 7.15 are intended to be for the benefit of, and will be enforceable by, each Indemnified Director and his or her heirs and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have from any of the Companies or the Transferred Subsidiaries or any other person by contract or otherwise except as expressly provided in this Agreement.

(e) Concurrently with the Closing, Purchaser shall release, on behalf of itself and each of its Affiliates (including the Companies and the Transferred Subsidiaries), each Indemnified Director who is not an Employee of the Companies or the Transferred Subsidiaries from and against any and all past, existing or future, claims, demands, obligations and liabilities, whether known or unknown, suspected or unsuspected, at law or in equity, arising from or related to any act or omission by any of those individuals in their capacity of directors or officers of any of the Companies and the Transferred Subsidiaries prior to the Closing (“Pre-Closing Claims”). Purchaser also acknowledges and agrees that, notwithstanding anything to the contrary contained herein, prior to the Closing, Seller shall be entitled to cause the Companies and the Transferred Subsidiaries to release each Indemnified Director and each other such Person referred to in the prior sentence from all Pre-Closing Claims.

7.16 Release of Guarantees. Purchaser shall reasonably cooperate with Seller prior to the Closing Date in Seller’s efforts to terminate as of the Closing, all guarantees or commitments by Seller or its Affiliates (other than the Companies and the Transferred Subsidiaries) of specified obligations of any of the Companies or the Transferred Subsidiaries under any agreements to which any of the Companies or the Transferred Subsidiaries is a party (the “Seller Performance Guarantees”), including if requested by the relevant beneficiary of such Seller Performance Guarantee following discussions between such beneficiary and Purchaser, by offering guarantees, support or other security arrangements reasonably acceptable to the relevant beneficiary of such Seller Performance Guarantee (including bank or other third-party guarantees, letters of credit or insurance) or taking such other actions as Purchaser and such beneficiary may mutually agree on.

Purchaser shall not take any action to cause any Seller Performance Guarantees (and, so long as any Seller Performance Guarantee remains in effect, obligations thereunder) to be renewed, extended, expanded or amended after the Closing. If any Seller Performance Guarantees are not terminated as of the Closing (the “Continuing Seller Performance Guarantees”), Purchaser shall (a) use its reasonable best efforts to procure that the Continuing Seller Performance Guarantees be terminated as promptly as practicable after the Closing on terms reasonably acceptable to the parties to this Agreement, (b) defend, indemnify and hold harmless Seller and its Affiliates against and from, and reimburse Seller and its Affiliates for any losses incurred to the extent relating to or arising under the Continuing Seller Performance Guarantees following the Closing and (c) procure that such documents, as are reasonably requested by Seller or its Affiliates, be executed by Purchaser to further evidence the obligations set forth in clauses (a) and (b) of this Section 7.16.

7.17 Intellectual Property. (a) Except as specifically provided in this Section 7.17, Purchaser acknowledges and agrees that none of Purchaser or its Affiliates is purchasing, acquiring, receiving a license to or otherwise obtaining any right, title or interest in, to or under any Intellectual Property Rights owned or licensed by Seller or any of its Affiliates (other than the Companies and the Transferred Subsidiaries), including in or to the Seller Trademarks.

(b) At the Closing, Seller and the Companies will enter, or will cause their respective Affiliates to enter as applicable, into a transitional trademark license agreement (the “Transitional Trademark License Agreement”) having the following terms:

(i) Seller, or its Affiliates, as applicable, shall grant to the Companies and the Transferred Subsidiaries a worldwide, non-exclusive, non-transferable, non-sublicensable, royalty-free license for the Companies and the Transferred Subsidiaries to continue using the Seller Trademarks in substantially the same manner that the Companies and the Transferred Subsidiaries used the Seller Trademarks immediately prior to Closing for a period up to one hundred eighty (180) days following the Closing (the “Transition Period”). Purchaser shall cause the Companies and the Transferred Subsidiaries to cease all use of the Seller Trademarks upon the expiration of the Transition Period. Purchaser shall not, and shall cause the Companies and the Transferred Subsidiaries not to (i) contest the ownership or validity of Seller’s rights in and to the Seller Trademarks and (ii) adopt, use, register or attempt to register in any jurisdiction any of the Seller Trademarks or instruct others to do any of the foregoing; and

(ii) The Companies, or their respective Subsidiaries, as applicable, shall grant to Seller and its Subsidiaries a worldwide, non-exclusive, non-transferable, non-sublicensable, royalty-free license for Seller and its Subsidiaries to continue using the Company Trademarks in substantially the same manner that Seller and its Subsidiaries used the Company Trademarks immediately prior to Closing for the Transition Period. Seller and its Subsidiaries shall cease all use of the Company Trademarks upon the termination of the Transition Period.

(c) Subject to Section 4.17(j), Seller or its Affiliates, as applicable, and the Companies or the Transferred Subsidiaries, as applicable, shall voluntarily surrender for cancellation prior to the end of the Transition Period any Combination Trademark.

7.18 Transition Plan. Between the date of this Agreement and the Closing Date, Seller and Purchaser shall, in accordance with mutually acceptable guidelines and procedures and in all events in accordance with applicable Law and internal policies: (i) designate certain Persons (including, in the case of Persons designated by Seller, representatives of the Companies) to serve as members of one or more (as agreed by Seller and Purchaser) transition teams with representatives of the other party and cause such Persons to devote a reasonable amount of time to discussing transition matters, including periodic meetings to discuss planning and implementation of transition plans, and (ii) reasonably cooperate with the other party to assist in the formulation of a transition plan in furtherance of the transactions contemplated by the Transition Services Agreement; provided that Seller and its Affiliates (including the Companies and the Transferred Subsidiaries) shall not be required to disclose to Purchaser or any of its Affiliates any Trade Secrets and any other confidential information owned or held by Seller or any of its Affiliates (including, prior to Closing, the Companies and the Transferred Subsidiaries); provided further that implementation of such transition plan shall commence only following the Closing Date in accordance with the Transition Service Agreement.

7.19 Return of Excess Reserves. On the third anniversary of the Closing Date (the “Reserve Measurement Date”), Purchaser shall, or shall cause the Companies or the Transferred Subsidiaries, as applicable, to, transfer to Seller an amount (such amount, the “Excess Reserve Amount”), if positive, in immediately available funds equal to (a) the Reserve Amount, minus (b) the aggregate of all Losses incurred on or prior to the Reserve Measurement Date and the amount estimated by Purchaser to be necessary to indemnify and hold harmless the Purchaser Indemnified Parties from all Losses relating to an unresolved claim asserted on or prior to the Closing Date. If the Excess Reserve Amount is not positive, then Purchaser shall have no obligation to make any payment, or cause Morgan Keegan to make any payment, to Seller pursuant to this Section 7.19.

7.20 Liquidity. (a) Subject to applicable Law, Purchaser and Seller (or one or more of their respective Affiliates) shall cooperate and use their reasonable best efforts to restructure Seller’s and Regions Bank’s existing facilities to Morgan Keegan and the Purchaser into one or more arm’s length credit facilities having a three (3) year term and market-based provisions (as shall be agreed between the parties and including appropriate collateral and guarantees, if necessary) in order to provide additional liquidity to Purchaser and its Affiliates after the Closing; provided that if prior to the Closing Date, Purchaser and Seller (or one or more of Seller’s Affiliates) do not enter into credit facilities providing at least $200 million of liquidity to Purchaser or its Affiliates (including Morgan Keegan), Purchaser may elect to require that Morgan Keegan pay the Pre-Closing Dividend in all auction rate securities, Limited Partnership Interests (other than Non-Transferable Limited Partnership Interests and Limited Partnership Interests for which consent to transfer has not been obtained as of the date of the Pre-Closing Dividend and after Seller’s use of its reasonable best efforts to obtain such consent) and Other Investments owned directly by the Companies and the Transferred Subsidiaries as of the date of the Pre-Closing Dividend (and not in a fiduciary or similar capacity) and cash for the remainder (it being understood that Seller can transfer or liquidate any such securities prior to the Closing Date pursuant to Section 7.25(b)).

(b) Subject to applicable Law, if requested by Purchaser prior to the Closing, Purchaser and Seller (or one or more of their respective Affiliates) shall also cooperate and use their reasonable best efforts to enter into one or more arm’s length unsecured credit facilities providing additional liquidity of up to $50 million having market-based provisions (as shall be agreed between the parties).

7.21 Supplemental Disclosures. As of the date no later than five (5) Business Days prior to the Closing, Seller shall provide to Purchaser (i) an update to the General Partner Interests Schedule, Limited Partnership Interest Schedule and Other Investments Schedule to reflect any changes to such schedules after the date hereof and (ii) an update regarding any Pending Litigation Matter, Legacy Arbitration or Legacy Proceeding that arises after the date hereof.

7.22 Financing; Financing Cooperation. (a) Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that Closing is not conditioned upon Purchaser obtaining any financing. Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be deemed to be in breach of the covenant set forth in this Section 7.22 so long as Seller has acted in good faith to comply with the cooperation and assistance set forth in this Section 7.22. Purchaser shall use its reasonable best efforts to take, and to cause to be taken, all actions and to do, and to cause to be done, all things necessary to arrange the Financing on the terms and subject to the conditions described in the Financing Commitment Letters (including the “flex” provisions therein) and shall not permit any amendment, supplement or modification to be made to, or any waiver by Purchaser of any provision or remedy under the Financing Commitment Letters, if such amendment, supplement, modification or waiver would (i) reduce the aggregate amount of net cash proceeds of the Financing as compared to the amount of such aggregate net cash proceeds contemplated by the Financing Commitment Letters as in effect on the date of this Agreement or (ii) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the Financing in a manner that would (1) prevent, impede or delay the funding of the Financing or the consummation of the transactions contemplated by this Agreement or (2) adversely impact the ability of the Purchaser to enforce its rights against the other parties to the Financing Commitment Letters. Purchaser shall promptly deliver to Seller copies of any amendment, supplement, modification or waiver to the Financing Commitment Letters. Without limiting the generality of the foregoing and except to the extent that Purchaser has completed an offering of debt or equity securities whose net cash proceeds replace amounts that were to be provided under the Financing Commitment Letters and which will be available to Purchaser for Closing, Purchaser shall use its reasonable best efforts to (i) maintain in effect the commitments under the Financing Commitment Letters until the consummation of the transactions contemplated by this Agreement, (ii) negotiate and enter into definitive agreements contemplated by the Financing Commitment Letters on terms and conditions (including, as applicable, the “flex” provisions) no less favorable to Purchaser than those contained in the Financing Commitment Letters, (iii) satisfy (or have waived) all conditions and covenants in the Financing Commitment Letters that are within its control at or prior to Closing, and otherwise comply in all material respects with its obligations under the Financing Commitment Letters and (iv) except to the extent that Purchaser otherwise has cash resources at Closing to fund its payment obligations hereunder taking into account upfront and similar fees payable under the Financing (including to the extent any “flex” provisions are implemented), upon satisfaction of the conditions set forth in the Financing Commitment Letters consummate the Financing at or prior to Closing. Purchaser shall keep Seller reasonably informed of the status of its efforts to arrange the Financing (or replacement thereof) as Seller may reasonably request, and shall provide Seller with copies of all definitive documents related to the Financing and, as Seller may reasonably request from time to time, drafts of such documents posted to a lender syndicate group, provided that the fee letters may be redacted. Without limiting the generality of the foregoing, Purchaser shall give Seller prompt notice (x) of any material breach or default by any party to any of the Financing Commitment Letters or definitive agreements related to the Financing of which Purchaser becomes aware, (y) of the receipt of any notice or other communication, in each case, from any Financing source with respect to any (1) material breach of any of its obligations under the Financing Commitment Letters or default, termination or repudiation by any party to any of the Financing Commitment Letters or definitive agreements related to the Financing of any provisions of thereto or (2) material dispute or disagreements between or among any parties to any of the Financing Commitment Letters or definitive agreements related to the Financing with respect to the obligation to fund the Financing or the amount of the Financing to be funded at Closing and (z) if at any time for any reason Purchaser believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions and in the manner or from the sources contemplated by any of the Financing Commitment Letters or definitive agreements related to the Financing.

(b) If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Commitment Letters (including the “flex” provisions), Purchaser shall use its reasonable best efforts to arrange and obtain alternative financing from alternative sources subject to conditions that are not materially less favorable in the aggregate to Purchaser than those set forth in the Financing Commitment Letters, in an amount sufficient when combined with other available cash resources to consummate the Acquisition and the other transactions contemplated hereby as promptly as practicable after the occurrence of such event. Purchaser shall have the right from time to time to substitute other debt or equity financing for all or any portion of the Financing from the same or alternative financing sources, provided that any such substitution shall not expand upon in any material respect the conditions precedent or contingencies to the funding on the “Closing Date” of the Financing as set forth in the Financing Commitment Letters in effect on the date hereof or reasonably be expected to cause any delay of the consummation of the transactions contemplated hereby. In such event, the term “Financing Commitment Letter” as used herein shall be deemed to include the new commitment letter entered into in accordance with this Section 7.22(b). Purchaser shall provide Seller with a copy of any new financing commitment letters obtained by Purchaser in connection with any such alternate financing as promptly as practicable following the execution thereof (other than redacted information consistent with the information redacted from the Fee Letters).

(c) Seller shall provide, and cause each of Company and Transferred Subsidiary to provide, and shall use its reasonable best efforts to cause its Representatives to provide, to Purchaser, such cooperation reasonably requested by Purchaser in connection with the arrangement, syndication (including marketing efforts in connection therewith) and consummation of the Financing (as set forth in the Financing Commitment Letters) of the transactions contemplated herein (including any permitted replacement, amended, modified or alternative financing). Such cooperation shall include:

(i) Furnishing Purchaser with such annual and quarterly consolidated financial statements of the Company and Transferred Subsidiary, information regarding any Company or Transferred Subsidiary that may be required to assist Purchaser in the production of pro forma financial statements and business and other financial data and information of Company and Transferred Subsidiary, in each case, as would customarily be included in a Rule 144A offering memorandum or prospectus for an offering of debt or equity securities, as may be reasonably requested by

Purchaser in order to consummate the Financing, provided, however, that Seller shall not be required to provide information contemplated by Regulation S-X Rule 3-10 (except to the extent reasonably available), Regulation S-X Rule 3-16 and Item 402 of Regulation S-K;

(ii) Participating, upon reasonable notice, in meetings, presentations, due diligence sessions, road shows, drafting sessions and sessions with rating agencies in connection with the Financing and otherwise cooperating in syndication efforts;

(iii) Assisting with the preparation of customary materials for rating agency presentations, marketing materials, bank information memoranda, offering documents, credit or other loan documents (including schedules thereto), security agreements or documents (including schedules thereto), perfection certificates or similar documents, and other documents in connection with the Financing to the extent that any such rating agency presentations, marketing materials, bank information memoranda, offering documents, and any of the other documents described in this clause (iii) shall contain disclosure reflecting the Companies and the Transferred Subsidiaries;

(iv) Using reasonable best efforts to obtain accountant’s comfort letters (including customary negative assurances) relating to the financial statements and other financial data of the Company and the Transferred Subsidiary as reasonably requested by Purchaser;

(v) Using reasonable best efforts to obtain customary accountants’ consents to the use of their reports in any material relating to the Financing as reasonably requested by Purchaser;

(vi) Cooperating reasonably with the due diligence of the Financing Sources;

(vii) Taking such corporate actions (subject to the occurrence of Closing) reasonably requested by Purchaser to permit the consummation of the Financing;

(viii) Executing and delivering financing agreements and documents, including underwriting, purchase and placement agreements, indentures, credit or other loan documents, currency or interest hedging agreements, cash management services agreements, registration rights agreements, dealer manager agreements, pledge and security documents, customary solvency certificates, customary closing certificates and documents, authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders and other documents, in each case, as may be reasonably requested by Purchaser;

provided that none of Seller, Company or Transferred Subsidiary or any of Seller’s Representatives shall be required to pay any commitment or other fee or incur any other liability in connection with the Financing.

(d) Seller hereby consents to, and shall cause the Companies and the Transferred Subsidiaries to consent to, the use of the Company Trademarks and any other logos of the Companies or Transferred Subsidiaries in connection with the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Seller or any Company and Transferred Subsidiary or the reputation or goodwill of Seller or any Company and Transferred Subsidiary.

(e) Seller will provide, and shall cause each Company and Transferred Subsidiary to provide, Purchaser and its Financing Sources the information contemplated under clause (i) above in a manner that does not contain any untrue statement of a material fact or omit to state a material fact necessary to make such information, in light of the circumstances under which the statements contained in such information were made, not misleading.

(f) Notwithstanding anything to the contrary in this Section 7.22, none of Seller, Company or Transferred Subsidiary shall be required to undertake any obligation or execute any agreement (other than authorization letters in connection with syndication efforts) that would be effective prior to Closing. Purchaser acknowledges and agrees that the Seller and its affiliates and Representatives shall not have any responsibility for, or incur any liability to any person under or in connection with, the arrangement of the Financing or any alternative financing that Purchaser may raise in connection with the transactions contemplated by this Agreement.

(g) Purchaser shall indemnify and hold harmless Seller and its Affiliates and Representatives from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Financing or any alternative financing and any information utilized in connection therewith (other than information provided by Seller for use in connection therewith).

7.23 2011 Financial Statements. Seller shall deliver to Purchaser, as soon as practicable, true and complete copies of (i) Morgan Keegan’s audited financial statements and supplemental information for the twelve month period ended December 31, 2011, including the related statements of financial condition, operations, and cash flow for such twelve month period and (ii) the Companies’ unaudited combined financial statements and supplemental information (excluding MAM and the Trust Department) for the twelve month period ended December 31, 2011, including the related statements of financial condition, operations, and cash flow for such twelve month period (clauses (i) and (ii) collectively, the “2011 Financial Statements”).

7.24 SBL Loans. Subject to applicable Law, on a date to be agreed by Purchaser and Seller, and in any event no later than twelve (12) months after the Closing Date, Purchaser or an Affiliate of Purchaser shall purchase in a single transaction all SBL Loans from Seller or its Affiliate at their par value as of the date of transfer.

7.25 Pre-Closing Dividend. (a) Seller shall cause Morgan Keegan to (i) apply to FINRA for a Pre-Closing Dividend of up to $250 million in cash to be paid on or prior to the Closing Date and (ii) use its reasonable best efforts to have the Pre-Closing Dividend approved as promptly as possible.

(b) Seller may, in its sole discretion, also cause the Companies and the Transferred Subsidiaries to sell any auction rate securities, Limited Partnership Interests and Other Investments prior to the Closing Date (either to Seller, any of Seller’s Affiliates (other than the Companies or the Transferred Subsidiaries) or a third party).

7.26 Sub-Leases. (a) Seller and Purchaser shall use their respective reasonable best efforts to promptly negotiate in good faith and finalize the terms and conditions of each of the following within 30 days of the date hereof:

(i) A network lease agreement (the “Network Lease Agreement”) covering the subject matter (in addition to any other matter agreed by Seller and Purchaser) addressed in the agreement contained in Schedule 7.26 of Seller’s Disclosure Schedules; and

(ii) One or more customary lease or sub-lease agreements (in either case, the “Sub-Lease Agreements”) providing for (1) the lease or sub-lease (as applicable) of spaces listed on Schedule 7.26 of Seller’s Disclosure Schedules from Seller to Morgan Keegan and (2) the lease or sub-lease (as applicable) of spaces listed on Schedule 7.26 of Seller’s Disclosure Schedules from Morgan Keegan to Seller.

(b) On or prior to Closing, Seller shall cause Morgan Keegan to vacate all space currently occupied by Morgan Keegan at the locations listed on Schedule 7.26 of Seller’s Disclosure Schedules.

7.27 Non-Solicitation Covenants. Seller shall, at Purchaser’s request, use its reasonable best efforts to enforce any Non-Solicitation Covenant granted by a third party in any Contract relating to such third party’s potential acquisition of any of the Companies or Transferred Subsidiaries. If Purchaser notifies Seller of activity which it reasonably believes may constitute a violation of a Non-Solicitation Covenant granted by a third party in any Contract relating to such third party’s potential acquisition of any of the Companies or Transferred Subsidiaries, Seller shall, within two (2) Business Days of receipt of such notification, advise Purchaser that (i) Seller will assume responsibility to reasonably enforce the applicable Non-Solicitation Covenant in accordance with this Section 7.27 or (ii) that there is no relevant Non-Solicitation Covenant. If Seller assumes responsibility to enforce a Non-Solicitation Covenant, it shall promptly take such actions as are reasonable, customary and appropriate to enforce Non-Solicitation Covenants including within two (2) Business Days after receipt of the notification from Purchaser, advising the third party allegedly in violation of the Non-Solicitation Covenant to cease and desist from such conduct and, if required to prevent further such violations, seeking a temporary restraining order and/or preliminary injunction from a court of competent jurisdiction. Purchaser shall reasonably cooperate with Seller in the enforcement of such covenants by, among other things, providing Seller with such evidence and information as Seller may reasonably require to document the alleged violations and pursue available remedies. In addition, Purchaser shall, as may be necessary, cause the appropriate Company or Transferred Subsidiary to become a party to any civil action seeking to enforce the Non-Solicitation Covenant. Seller shall keep Purchaser informed as to material developments in any proceedings to enforce a Non-Solicitation Covenant pursuant to this Section 7.27 and shall not settle any such actions or claims without Purchaser’s written consent (such consent not to be unreasonably withheld, conditioned or delayed). Seller shall engage counsel designated by, and mutually agreed upon with, Purchaser to enforce any Non-Solicitation Covenant pursuant to this Section 7.27. Purchaser shall reimburse Seller for its reasonable costs, including costs of counsel (including internal counsel), incurred in enforcing a Non-Solicitation Covenant pursuant to this Section 7.27. To the extent that

Seller’s right to enforce any Non-Solicitation Covenant granted by a third party in any Contract relating to such third party’s potential acquisition of any of the Companies or Transferred Subsidiaries is assignable (as it relates to the Companies and the Transferred Subsidiaries), Seller shall assign such right to Purchaser or its designated Affiliate and, following any such assignment, Seller shall have no further obligations pursuant to this Section 7.27 with respect to such Contract.

7.28 Cash Sweep Deposits. (a) Seller shall cause Regions Bank to maintain that certain Amended and Restated Deposit Account Servicing Agreement between Regions Bank and Morgan Keegan (the “Amended and Restated Cash Sweep Agreement”) in conformance with Schedule 7.28 of Seller’s Disclosure Schedules until the earlier of the third anniversary of the Closing Date, or the date that all Morgan Keegan customer accounts have been transferred to the Purchaser’s cash sweep program.

(b) Purchaser shall cause at least $1 billion of cash balance held at its Affiliates (the “Purchaser Customer Accounts”) to be deposited in Seller’s deposit account servicing program as mutually agreed by the parties on terms substantially similar to those set forth in the Amended and Restated Cash Sweep Agreement and in conformance with Schedule 7.28 of Seller’s Disclosure Schedules.

ARTICLE 8

CONDITIONS TO CLOSING

8.1 Conditions Precedent to the Obligations of Purchaser and Seller. The obligations of the parties under this Agreement are subject to the fulfillment, at or before the Closing, of the following conditions (all or any of which may be waived in whole or in part by the parties hereto in their discretion):

(a) No Prohibitions. There shall not be any statute, rule, regulation, executive order, ruling, judgment, order, injunction or decree of any Governmental Authority in effect (which, as applicable, is final and non-appealable) that permanently prohibits or prevents the consummation of the transactions contemplated hereby; and

(b) Governmental Approvals. All Required Governmental Approvals shall have been obtained, and any applicable waiting periods relating thereto shall have expired or been terminated.

8.2 Conditions Precedent to the Obligations of Purchaser. The obligations of Purchaser under this Agreement are subject to the fulfillment, at or before the Closing, of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its discretion):

(a) Representations and Warranties. Each of the representations and warranties of Seller set forth in this Agreement shall be true and correct, without giving effect to any limitation as to materiality or Company Material Adverse Effect set forth therein, as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except for such representations and warranties that are made as of a specific date which shall speak only as of such date); provided, however, that notwithstanding anything in this Agreement to the contrary, the condition set forth in this Section 8.2(a) shall be deemed to have been satisfied even if such representations and warranties of Seller are not so true and correct, unless the failure of such representations and warranties of Seller to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect;

(b) Compliance with Covenants. Seller shall have performed in all material respects its covenants contained in this Agreement to be complied with or performed prior to the Closing Date;

(c) Certificates. Seller shall have furnished Purchaser with a certificate, dated as of the Closing Date, executed by a duly authorized officer evidencing satisfaction of the conditions set forth in Sections 8.2(a) and (b); and

(d) Ancillary Agreements. Seller or its Affiliates, as applicable, shall have executed and delivered each Ancillary Agreement to Purchaser.

8.3 Conditions Precedent to the Obligations of Seller. The obligations of Seller under this Agreement are subject to the fulfillment, at or before the Closing, of the following conditions (all or any of which may be waived in whole or in part by Seller in its sole discretion):

(a) Representations and Warranties. Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except for such representations and warranties that are made as of a specific date which shall speak only as of such date); provided, however, that notwithstanding anything in this Agreement to the contrary, the condition set forth in this Section 8.3(a) shall be deemed to have been satisfied even if such representations and warranties of Purchaser are not so true and correct, unless the failure of such representations and warranties of Purchaser to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a Purchaser Material Adverse Effect;

(b) Compliance with Covenants. Purchaser shall have performed in all material respects its covenants contained in this Agreement to be complied with or performed prior to the Closing Date;

(c) Certificates. Purchaser shall have furnished Seller with a certificate, dated as of the Closing Date, executed by a duly authorized officer evidencing satisfaction of the conditions set forth in Sections 8.3(a) and (b); and

(d) Ancillary Agreements. Purchaser shall have executed and delivered each Ancillary Agreement to Seller.

ARTICLE 9

TAX MATTERS

9.1 Tax Covenants. (a) Seller’s Liability for Taxes. Except as accrued or reserved for in the Companies’ unaudited consolidated financial statements (excluding MAM and the Trust Department) as of the Closing Date or as reflected in the determination of the Tangible Book Value as of the Closing Date, Seller shall be liable for and indemnify Purchaser for (i) all Taxes imposed on the Companies and the Transferred Subsidiaries or for which the Companies or the Transferred Subsidiaries are otherwise liable (including all Taxes of any member of an affiliated, consolidated combined or unitary group of which the

Companies or Transferred Subsidiaries (or any predecessor of the Companies or Transferred Subsidiaries) are or were a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign Law or regulation) for any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date (the “Straddle Period”), the portion of such Straddle Period ending on and including the Closing Date, (ii) all Taxes imposed on the Companies and the Transferred Subsidiaries in respect of all periods beginning after the Closing Date, and with respect to any Straddle Period, the period of such Straddle Period beginning after the Closing Date, attributable to any items of income or gain of a partnership reporting the Companies or the Transferred Subsidiaries as a partner, to the extent such items are properly attributable to periods of the partnership ending on or before the Closing Date, and (iii) all Taxes imposed on the Companies and the Transferred Subsidiaries resulting from the making of any elections under Section 338(h)(10) of the Code (and any comparable provisions of state, local or non-United States Tax Law), with the exception of Transfer Taxes (which are dealt with in Section 9.5). Seller shall include the income of the Companies and the Transferred Subsidiaries (including any deferred items triggered into income by Treasury Regulation Section 1.1502-13 and any excess loss account taken into income under Treasury Regulation Section 1.1502-19) on Seller’s consolidated federal income Tax Returns for all periods through the Closing Date and pay any federal income Taxes attributable to such income. Except as reflected as a Tax receivable or reduction to Taxes payable after considering the effect of any reserve for uncertain tax positions in the Companies’ unaudited consolidated financial statements (excluding MAM and the Trust Department) as of the Closing Date or as reflected in the determination of the Tangible Book Value as of the Closing Date, Seller shall be entitled to any refund or over accrual of Taxes of the Companies for such periods.

(b) Purchaser’s Liability for Taxes. Purchaser shall be liable for and indemnify Seller for the Taxes of the Companies and the Transferred Subsidiaries for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date. Purchaser shall be entitled to any refund of Taxes of the Companies and the Transferred Subsidiaries received for such periods.

(c) Taxes for Short Taxable Year. For purposes of paragraphs (a) and (b), whenever it is necessary to determine the liability for Taxes of the Companies or the Transferred Subsidiaries for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes of the Companies or the Transferred Subsidiaries for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the Companies and the Transferred Subsidiaries had a taxable year or period which ended at the close of the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis.

(d) Tax Returns. Seller shall file or cause to be filed when due (including all applicable extensions of the time to pay) all Tax Returns that are required to be filed by or with respect to the Companies and the Transferred Subsidiaries on or before the Closing Date and shall pay any Taxes due in respect of such Tax Returns, and Purchaser shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Companies and the Transferred Subsidiaries after the Closing Date (other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of Seller includes the operations of the Companies and the Transferred Subsidiaries) and shall pay any Taxes due in respect of such Tax Returns.

(e) Any Tax Return of any of the Companies or the Transferred Subsidiaries which is to be prepared by one party but which (i) could reasonably be expected to result in an indemnity obligation of the other party under Section 9.1(a) or Section 9.1(b) or (ii) relates to a Straddle Period, shall be provided to the other party for its review, reasonable comment, and consent (which shall not be unreasonably withheld) at least thirty (30) days prior to filing. Seller shall pay to Purchaser the Taxes for which Seller is liable pursuant to Section 9.1(a) but which are payable with Tax Returns to be filed by Purchaser pursuant to Section 9.1(d). All such payments described in the preceding sentence shall be made within ten (10) days prior to the due date for the filing of such Tax Returns except as otherwise provided by ARTICLE 9. Purchaser shall pay to Seller the refund or over accrual of Taxes for which Purchaser is liable pursuant to Section 9.1(a) within ten (10) days of receipt of any such refund from or within ten (10) days of paying the Tax with such Tax Returns to, in the case of an over accrual, the relevant Tax Authority. In the event payments are due under this provision which relate to an uncertain tax position, payment would not be due until the statutes of limitation have lapsed or settlement with the relevant Tax Authority.

(f) Seller, Purchaser, the Companies and the Transferred Subsidiaries shall treat any and all payments under this ARTICLE 9 and Section 10.2 as an adjustment to the Purchase Price for Tax purposes unless they are required to treat such payments otherwise by applicable Law.

9.2 Contest Provisions. (a) Purchaser shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes for which Seller may be liable pursuant to Section 9.1(a) or which would adversely affect the liability for Taxes of Seller or the Companies and the Transferred Subsidiaries for any period, or a portion thereof, prior to the Closing Date to any extent without the prior written consent of Seller, which shall not be unreasonably withheld, and Seller at its expense shall have the right to observe and comment on the submissions in an audit or proceeding relating to such claim. Seller shall have the sole right to represent the Companies’ and the Transferred Subsidiaries’ interests in any tax audit or administrative or court proceeding and to control such an audit or proceeding and the settlement thereof to the extent such audit or proceeding relates to the Taxes for which Seller is liable pursuant to Section 9.1(a) and to employ counsel of its choice at its expense. Seller shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes for which Purchaser may be liable pursuant to Section 9.1(b) which would adversely affect the liability for Taxes of Purchaser or the Companies and the Transferred Subsidiaries for any period, or a portion thereof, after the Closing Date to any extent without the prior written consent of Purchaser, which shall not be unreasonably withheld.

9.3 Termination of Tax Allocation Agreements. Any tax allocation or sharing agreement or arrangement, whether or not written, that may have been entered into by Seller or any of its Affiliates on the one hand, and the Companies or the Transferred Subsidiaries, on the other hand, shall be terminated as to the Companies and the Transferred Subsidiaries as of the Closing Date, and no payments which are owed by or to the Companies and the Transferred Subsidiaries pursuant thereto shall be made thereunder. After the Closing Date, neither the Companies nor the Transferred Subsidiaries, on the one hand, nor Seller and its Affiliates, on the other hand, shall have any further rights or liabilities thereunder with respect to the other party or parties.

9.4 Cooperation. Seller and Purchaser shall cooperate in good faith, and shall cause their respective Affiliates, officers, employees, agents, auditors and Representatives to cooperate in good faith, in connection with (i) the preparation and filing of all Tax Returns relating to the Companies and the Transferred Subsidiaries, (ii) the determination of Seller, Purchaser or their respective Affiliates, as the case may be, of any liability for any Taxes relating to the Companies or the Transferred Subsidiaries, (iii) any audit, dispute or other examination or assessment by any Tax Authority with respect to such Taxes, (iv) any judicial or administrative proceeding relating to liability for such Taxes, (v) Purchaser’s determination whether to make elections under Section 338(h)(10) of the Code (and any comparable provisions of state, local or non-United States Tax law), and (vi) elections under Section 754 of the Code with respect to any General Partner Interests and Limited Partnership Interests. Purchaser and Seller agree to retain or cause to be retained all books and records with respect to Taxes relating to the Companies and the Transferred Subsidiaries until the applicable period for assessment under applicable Law (giving effect to all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Tax Authority. Purchaser and Seller shall cooperate with each other in the conduct of any audit or other proceedings involving the Companies or the Transferred Subsidiaries for any Tax purposes and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 9.4. With respect to the taxable year of Seller that includes the Closing Date and the prior taxable year, Purchaser shall promptly cause the Companies and the Transferred Subsidiaries to prepare and provide to Seller a package of tax information materials (the “Tax Package”), which shall be completed in accordance with past practice including past practice as to providing the information, schedules and work papers and as to the method of computation of separate taxable income or other relevant measure of income of the Companies and the Transferred Subsidiaries. Purchaser shall cause the Tax Package for the portion of the taxable period ending on the Closing Date to be delivered to Seller within one hundred twenty (120) days after the Closing Date.

9.5 Transfer Taxes. All excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, resulting directly from the transactions contemplated by this Agreement (the “Transfer Taxes”), shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Seller. Notwithstanding Section 9.1(f), which shall not apply to Tax Returns relating to Transfer Taxes, any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under applicable Law for filing such Tax Returns, and such party shall provide such Tax Returns to the other party at least ten (10) Business Days prior to the date such Tax Returns are due to be filed. If either party is liable under Law for payment of such Transfer Taxes, the other party shall pay the amount of its portion of such Transfer Tax no later than seven (7) Business Days after receipt of a request for payment from the paying party. Purchaser and Seller shall cooperate in the timely completion and filing of all such Tax Returns. Purchaser and Seller shall reasonably cooperate to reduce or eliminate such Transfer Taxes to the extent permitted by applicable Law.

9.6 Treasury Regulation Elections. Seller shall, to the extent necessary to prevent the application of Treasury Regulation Section 1.1502-36(d) to reduce the Tax attributes of the Companies and the Transferred Subsidiaries, at the time and in the manner provided at Treasury Regulations Section 1.1502-36(e)(5), make the election described in Treasury Regulation Section 1.1502-36(d)(6)(i)(A) to reduce Seller’s basis in the stock of the Companies. Seller and Purchaser agree that no election shall be made under Treasury Regulation Sections 1.1502-76(b)(2)(ii) or (iii) in connection with determining the allocation of the items of the Companies and Transferred Subsidiaries between the taxable period that ends on the date of the Closing Date and the taxable period that begins after the Closing Date.

9.7 Section 338(h)(10) Election. (a) At the request and direction of Purchaser, Seller shall make joint elections with Purchaser and file elections under Section 338(h)(10) of the Code (and any comparable provisions of state, local or non-United States Tax law) with respect to the purchase of the Companies and Transferred Subsidiaries and, at Closing, the parties shall execute a Form 8023 (or successor form), with all attachments, with respect to each such purchase. The parties shall cooperate with each other to take all actions necessary and appropriate (including filing such additional forms, returns, elections, schedules and other documents as may be required) to effect and preserve each timely election in accordance with the provisions of Treasury Regulation § 1.338(h)(10)-1 (or any comparable provisions of state, local or non-United States Tax law) or any successor provisions. In connection with each such election, Seller shall prepare a draft Form 8883 (or successor form) and provide such draft Form 8883 to Purchaser no later than ninety (90) days prior to the due date of such Form 8883. If, within thirty (30) days after the receipt of the draft Form 8883, Purchaser notifies Seller in writing that Purchaser disagrees with the draft Form 8883, then the parties shall attempt in good faith to resolve their disagreement within the twenty (20) days following Purchaser’s notification to Seller of such disagreement. If Purchaser does not so notify Seller within thirty (30) days of receipt of the draft Form 8883, or upon resolution of the disputed items by the parties the draft Form 8883 shall become the “Final Form 8883”. If the parties are unable to resolve their disagreement within the twenty (20) days following any such notification by Purchaser, then the parties shall submit all such disputed items for resolution to the Independent Accounting Firm, whose decision shall be final and binding upon all persons involved and whose fees and expenses shall be borne equally by the parties. The Form 8883 delivered by the Independent Accounting Firm shall be the “Final Form 8883”. The parties shall act in good faith to cause the Independent Accounting Firm to deliver the Final Form 8883 within twenty (20) days after such submission. Other than to the extent Purchaser’s purchase price, as determined for federal income tax purposes, differs from the amount shown on the Final Form 8883, the parties shall (i) be bound by each such Final Form 8883 for purposes of determining any Taxes and (ii) prepare and file their Tax Returns on a basis consistent with each such Final Form 8883. The Purchase Price allocation pursuant to the Final Form 8883 shall be appropriately adjusted if and when any purchase price adjustments are made pursuant to Section 9.1(f) of this Agreement. No later than fifteen (15) days prior to the date such Form 8883 and any related documentation are required to be filed under the applicable laws, Seller shall execute and deliver to Purchaser the Final Form 8883.

(b) If, at the request of Purchaser, Seller makes joint elections with Purchaser and files elections under Section 338(h)(10) of the Code (and any comparable provisions of state, local or non-United States Tax law) with respect to the purchase of the Companies and Transferred Subsidiaries, Purchaser and Seller (i) shall report the acquisition of the Companies and Transferred Subsidiaries by Purchaser in a manner consistent with the making of the Section 338(h)(10) election and (ii) shall not take a position in any Tax Return that is inconsistent with the Section 338(h)(10) election. Seller shall be responsible for and shall pay any income, franchise or similar Taxes arising as a result of any election under Section 338(h)(10) of the Code (and any comparable provisions of state, local or non-United States Tax law).

9.8 Coordination. Any claim for indemnification with respect to Taxes, including claims for indemnification with respect to any breach of any representation or covenant with respect to or arising from, Taxes under this Agreement, shall be governed by ARTICLE 10.

9.9 Tax Information. Seller shall deliver to Purchaser, as soon as practicable, the following information as per December 31, 2010 and December 31, 2011, as determined to the best knowledge of Seller using reasonable good faith efforts based on information available to the Seller: a complete description of the Companies’ and the Transferred Subsidiaries’ bases in their assets, their current and accumulated earnings and profits, their tax carryovers, excess loss accounts in their group, material tax elections in effect by any member of the Group that directly affect the taxation or Tax liabilities of the Companies or the Transferred Subsidiaries, and deferred intercompany transactions involving the Companies or the Transferred Subsidiaries, any net operating losses or other tax attributes of the Companies and the Transferred Subsidiaries that are presently subject to limitation under Sections 382, 383, or 384 of the Code or the federal consolidated return regulations.

ARTICLE 10

SURVIVAL; INDEMNIFICATION

10.1 Survival. All of the representations and warranties of Seller and Purchaser contained in this Agreement shall survive the Closing until the eighteen month anniversary of the Closing Date; provided, however, that the representations and warranties contained in Section 4.1, Section 4.3, Section 4.4(a), Section 4.16, Section 5.1, Section 5.2, Section 5.4, Section 5.5, Section 6.1, Section 6.3, Section 6.4, Section 6.7 and Section 6.8 shall survive until the expiration of the applicable statute of limitations thereof. Notwithstanding the foregoing, any notice given in accordance with Section 10.3 claiming an alleged breach of any representation or warranty under this Agreement shall without further action extend the survival period for the representation or warranty alleged to have been breached as applied to the circumstances set forth in such notice until immediately after the final resolution of the matter. All covenants and other agreements contained in this Agreement that by their terms contemplate performance after the Closing Date shall survive the Closing in accordance with their terms.

10.2 Indemnification. (a) Subject to the limitations contained in this ARTICLE 10, Seller agrees to indemnify Purchaser, its Affiliates (including the Companies and the Transferred Subsidiaries after the Closing Date) and their respective Representatives (collectively, the “Purchaser Indemnified Parties”) for, and to hold each of them harmless from (i) all Losses, actually incurred or sustained by any of them or to which any of them may become subject arising out of or relating to any breach of or inaccuracy in the representations or warranties of Seller contained in this Agreement (in all cases without giving effect to any materiality, Company Material Adverse Effect, Knowledge or similar qualifications thereto), (ii) all Losses, actually incurred or sustained by any of them or to which any of them may become subject arising out of or relating to any breach of any covenant or agreement of Seller contained in this Agreement (Losses arising out of or relating to clause (i) or (ii), collectively, the “Breach Losses”), (iii) all Legacy Arbitration Losses, (iv) all Legacy Proceedings Losses, (v) all Pending Litigation Losses, and (vi) all Post-Closing Litigation Losses.

(b) Subject to the limitations contained in this ARTICLE 10, Purchaser agrees to indemnify Seller, its Affiliates and their respective Representatives (collectively, the “Seller Indemnified Parties”) for, and to hold each of them harmless from, all Losses actually incurred or sustained by any of them or to which any of them may become subject resulting from or arising out of or relating to, (i) any breach of or inaccuracy in the representations or warranties (in all cases without giving effect to any materiality, Purchaser Material Adverse Effect, knowledge or similar qualifications thereto) of Purchaser contained in this Agreement, (ii) any breach of any covenant or agreement of Purchaser contained in this Agreement and (iii) the conduct of the business by the Companies and the Transferred Subsidiaries after the Closing Date.

10.3 Claims for Indemnification. (a) Notice of Claim. Any Person who is claiming indemnification pursuant to the provisions of Section 10.2 (the “Indemnified Person”) shall deliver a written notification to the Person to provide indemnification under this Agreement (the “Indemnifying Person”) as follows:

(i) Any Indemnified Person who is claiming indemnification (i) relating to a Breach Loss pursuant to Section 10.2(a) or (ii) pursuant to Section 10.2(b) shall deliver a written notification to the Indemnified Person of each such claim for indemnification no later than ten (10) Business Days after such claim becomes known to the Indemnified Person, specifying the facts known to such Indemnified Person constituting the basis for, and the amount (if known) of (including the basis of calculation of such amount), the claim asserted (a “Claim Notice”). Such written notice shall be accompanied by a copy of all papers served, if any, and any memoranda, recordings or other records of the Indemnified Person relating to the claim; and

(ii) If Seller or Purchaser or any or their Affiliates become aware of any new Action which may result in Losses indemnifiable hereunder as Legacy Arbitration Losses, Legacy Proceedings Losses, Pending Litigation Losses or Post-Closing Litigation Losses, then such Person shall promptly notify the Litigation Coordinators identified in the Litigation Cooperation Agreement.

Failure of the Indemnified Person to give any such notice or to give any such notice in such form required herein or required under the Litigation Cooperation Agreement, as the case may be, shall not relieve the Indemnifying Person from its obligations under this Agreement except to the extent that the Indemnifying Person is actually and materially prejudiced by such failure.

(b) Defense of Third-Party Claims Relating to Post-Closing Litigation Matters. Purchaser and its Affiliates (including the Companies and the Transferred Subsidiaries after the Closing Date) shall have authority to, and shall use best efforts to, defend any Third-Party Claim relating to any Post-Closing Litigation Matters) pursuant to the terms of the Litigation Cooperation Agreement. Purchaser and its Affiliates (including the Companies and the Transferred Subsidiaries after the Closing Date) shall use best efforts to utilize their in-house counsel to defend such Third-Party Claims, including defending such claims in arbitration hearings. In accordance with the Litigation Cooperation Agreement, Purchaser and its Affiliates (including the Companies and the Transferred Subsidiaries after the Closing Date) shall not settle, compromise or offer to settle or compromise any such Third-Party Claims, without Seller’s prior written consent.

(c) Defense of Third-Party Claims Relating to Pending Litigation Matters and Legacy Arbitrations. Purchaser and its Affiliates (including the Companies and the Transferred Subsidiaries after the Closing Date) shall have authority to defend any Third-Party Claim relating to or arising from any Pending Litigation Matters or Legacy Arbitrations pursuant to the terms of the Litigation Cooperation Agreement. In accordance with the Litigation Cooperation Agreement, Purchaser and its Affiliates (including the Companies and the Transferred Subsidiaries after the Closing Date) shall not settle, compromise or offer to settle or compromise any such Third-Party Claims, without Seller’s prior written consent.

(d) Defense and Settlement of Legacy Proceedings. Seller shall be responsible for defending any Third-Party Claim related to or arising from the Legacy Proceedings and shall have authority to defend, settle or otherwise resolve such Third Party Claims pursuant to the terms of the Litigation Cooperation Agreement. In accordance with the Litigation Cooperation Agreement, Seller shall not settle, compromise or offer to settle or compromise any such Third Party Claims, without the prior written consent or each applicable Purchaser Indemnified Party; provided, however, that no such prior written consent shall be required to any proposed settlement that involves only the payment of money by Seller, includes as an unconditional term thereof the granting by the person asserting such claim or bringing such action of an unconditional release from liability as to such Purchaser Indemnified Party with respect to such claim and does not include any admission of culpability.

10.4 Indemnification Limitations. (a) Indemnification of Purchaser.

(i) Breach Losses. Notwithstanding anything in this Agreement to the contrary: (1) Seller shall not be liable to the Purchaser Indemnified Parties for Breach Losses until the aggregate amount of Breach Losses (excluding any De Minimis Losses), exceeds $9,000,000, after which the Purchaser Indemnified Parties shall be entitled to receive the amount of any such Losses in excess of $9,000,000; (2) the aggregate amount of Breach Losses for which the Purchaser Indemnified Parties shall be entitled to receive any payment from Seller shall not exceed the Indemnity Cap; and (3) no payment for any Breach Losses shall be made on account of De Minimis Losses; provided that under each of clauses (1), (2) and (3) of this Section 10.4(a)(i), the amount of any Breach Loss shall be calculated in accordance with Section 10.4(d). Notwithstanding the foregoing, claims for breach with respect to Section 4.1, Section 4.2(a), Section 4.4(a), Section 4.16 or any of Seller’s covenants or obligations regarding Taxes set forth in this Agreement shall not be subject to the limitations set forth in the foregoing sentence.

(ii) Post-Closing Litigation Losses. Notwithstanding anything in this Agreement to the contrary, Seller shall not be liable to the Purchaser Indemnified Parties for Post-Closing Litigation Losses incurred by the Purchaser Indemnified Parties during the first three years following the Closing Date until the aggregate amount of Post-Closing Litigation Losses incurred in each successive twelve (12) month period beginning on the Closing Date and ending on the third anniversary of the Closing Date exceeds $2,000,000, after which the Purchaser Indemnified Parties shall be entitled to receive the amount of all such Losses incurred in excess of $2,000,000; provided that under this Section 10.4(a)(ii), the amount of any Post-Closing Litigation Loss shall be calculated in accordance with Section 10.4(d);

and provided further that such Losses shall not be subject to any indemnity cap. To the extent any Action involves both (1) Post-Closing Litigation Losses and (2) Losses attributable to facts, circumstances, matters, or events occurring after the Closing Date, Purchaser and Seller shall equitably allocate liability for Losses between them based on Losses attributable to facts, circumstances, matters, or events occurring prior to the Closing Date (for which Seller shall be liable to the Purchaser Indemnified Parties) and Losses attributable to facts, circumstances, matters, or events occurring after the Closing Date (for which Seller shall not be liable to the Purchaser Indemnified Parties). If Purchaser and Seller cannot agree on an equitable allocation of liability for Losses described in the immediately preceding sentence, Purchaser and Seller shall jointly engage the Independent Accounting Firm to resolve such dispute in accordance with the standards set forth in this Section 10.4(a)(ii). Seller and Purchaser shall use reasonable best efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to the Independent Accounting Firm within thirty (30) days of such submission. The Independent Accounting Firm shall address only those items in dispute. The Independent Accounting Firm shall determine, on such basis, the disputed equitable allocation of liability for Losses. The written decision of the Independent Accounting Firm shall be final and binding on all parties hereto. The fees of the Independent Accounting Firm shall be borne by the parties in relative proportion to change in such equitable allocation from that calculated by each respective party.

(iii) Pending Litigation Losses, Legacy Arbitration Losses and Legacy Proceedings Losses. Notwithstanding anything in this Agreement to the contrary, Seller shall be liable to the Purchaser Indemnified Parties for all Pending Litigation Losses, Legacy Arbitration Losses or Legacy Proceeding Losses and the Purchaser Indemnified Parties shall be entitled to receive the entire amount of any such Losses; provided that under this Section 10.4(a)(iii), the amount of any Pending Litigation Losses, Legacy Arbitration Losses or Legacy Proceedings Losses shall be calculated in accordance with Section 10.4(d); and provided further that such Losses shall not be subject to any indemnity cap. To the extent any Action involves both (1) Post-Closing Litigation Losses and (2) Pending Litigation Losses, Legacy Arbitration Losses or Legacy Proceedings Losses, that portion of the Losses which relates to Post-Closing Litigation Losses shall be indemnified under Section 10.4(a)(ii) and the balance shall be indemnified under Section 10.4(a)(iii). Allocation of Losses shall be proportionate to the relative proportion of damages allegedly arising from each category of claim.

(b) Indemnification of Seller. Notwithstanding anything in this Agreement to the contrary: (i) Purchaser shall not be liable to the Seller Indemnified Parties under Section 10.2(b) until the aggregate amount of Losses, excluding any De Minimis Losses (as calculated in accordance with this Section 10.4(b)), with respect to such matters exceeds $9,000,000, after which the Seller Indemnified Parties shall be entitled to receive the amount of any such Losses in excess of $9,000,000; (ii) the aggregate amount of Losses under Section 10.2(b) for which the Seller Indemnified Parties shall be entitled to receive any payment from Purchaser shall not exceed the Indemnity Cap; and (iii) no payment for any Loss under Section 10.2(b) shall be made on account of De Minimis Losses; provided that in each case (i), (ii) and (iii), the amount of any Loss shall be calculated in accordance with Section 10.4(d). Notwithstanding the foregoing, claims for breach with respect to Section 6.1 and Section 6.2 shall not be subject to the limitations set forth in the foregoing sentence.

(c) Notwithstanding anything to the contrary in this Agreement, no Person shall be liable under this ARTICLE 10 for any consequential, punitive, special, incidental or indirect damages, including lost profits, except to the extent awarded by a court of competent jurisdiction or as part of a final, non-appealable and binding determination rendered by an arbitration panel in each case in connection with a Third-Party Claim.

(d) The amount of any Losses sustained by the Purchaser Indemnified Parties or the Seller Indemnified Parties shall be reduced by (i) any amount received by the Purchaser Indemnified Parties or the Seller Indemnified Parties, as the case may be, with respect to such Losses under any insurance coverage (net of any reasonable costs in connection with such recovery) or from any other party alleged to be responsible therefor (it being understood that nothing in this Section 10.4(d) shall require any Purchaser Indemnified Party or any Seller Indemnified Party to pursue any Action against any such other party alleged to be responsible), (ii) any net Tax benefit actually realized by the Purchaser Indemnified Parties or the Seller Indemnified Parties, as the case may be, with respect to such Losses through a reduction in Taxes otherwise due (including the utilization of a Tax loss or Tax credit carried forward), and (iii) in the case of the Purchaser Indemnified Parties, the Reserve Amount. The amount of any Losses sustained by the Purchaser Indemnified Parties or the Seller Indemnified Parties shall be increased by the amount of any Tax imposed on the receipt of any indemnity payment with respect to any such Losses.

(e) Subject to the other provisions of this ARTICLE 10 and the Litigation Cooperation Agreement, each Indemnified Person shall act in good faith, and will make the same decisions in the use of personnel and the incurring of expenses as it would make if it were engaged and acting entirely at its own cost and for its own account regarding the conduct of any proceedings or the taking of any action for which indemnification may be sought.

(f) Upon making any indemnification payment, the Indemnifying Person will, to the extent of such payment, be subrogated to all rights of the Indemnified Person against any third party in respect of the Loss to which the payment relates; provided, however, that until the Indemnified Person recovers full payment for such Loss, any and all claims of the Indemnifying Person against any such third party on account of said payment are hereby made expressly subordinated and subjected in right of payment to the Indemnified Person’s rights against such third party. Without limiting the generality of any other provision of this Agreement, each such Indemnified Person and Indemnifying Person will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

(g) If an Indemnified Person recovers an amount from a third party or actually realizes any net Tax benefit (including the utilization of a Tax loss or Tax credit carried forward), in each case, in respect of any Loss that is the subject of indemnification under this Agreement after all or a portion of such Loss has been paid by an Indemnifying Person pursuant to this ARTICLE 10, the Indemnified Person shall promptly remit to the Indemnifying Person the excess (if any) of (i) the amount paid by the Indemnifying Person in respect of such Loss, plus the amount received from third parties in respect thereof, plus the amount of any net Tax benefit (including the utilization of a Tax loss or Tax credit carried forward) actually realized in respect thereof, minus (ii) the amount of the Loss.

10.5 Exclusive Remedy. Except in the case of fraud, or as otherwise provided in this Agreement (including in Section 7.15 and Section 7.16), the parties hereto acknowledge and agree that should the Closing occur, the indemnities provided for in this Agreement shall be the sole and exclusive remedies of the Purchaser Indemnified Parties and the Seller Indemnified Parties for any Losses sustained, incurred or suffered relating to or arising out of this Agreement. Any action for fraud shall not be subject to the limitations set forth in Section 10.4.

10.6 Payments. The Indemnifying Person shall pay all amounts payable pursuant to this ARTICLE 10, by wire transfer of immediately available funds, promptly following receipt from an Indemnified Person of a bill, together with all accompanying reasonably detailed back-up documentation, for a Loss that is the subject of indemnification under this Agreement, unless the Indemnifying Person in good faith disputes the Loss within twenty (20) Business Days after receiving a Claim Notice relating to such Loss, in which event it shall so notify the Indemnified Person within such twenty (20) Business Day period. In any event, the Indemnifying Person shall pay to the Indemnified Person, by wire transfer of immediately available funds, the amount of any Loss for which the Indemnifying Person is liable under this Agreement no later than three (3) Business Days following any Final Determination of any dispute with respect to such Loss finding the Indemnifying Person’s liability therefor.

ARTICLE 11

TERMINATION

11.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) By mutual written consent of Purchaser and Seller;

(b) By Purchaser or Seller upon written notice to the other party if the Closing shall not have occurred on or before the Outside Date, unless the failure of the Closing to occur by such date arises out of, or results from, a material breach by the party seeking to terminate this Agreement of any representation, warranty, covenant, agreement or obligation of such party under this Agreement;

(c) By Purchaser or Seller upon written notice to the other party if (i) any Governmental Authority that must grant a Required Governmental Approval has denied such approval and such denial has become final and non-appealable or (ii) any statute, rule, regulation, executive order, ruling, judgment, order, injunction or decree of any Governmental Authority is in effect (which, as applicable, is final and non-appealable) that permanently prohibits or prevents the consummation of the transactions contemplated hereby, unless, in either case, such denial of approval or issuance of such executive order, ruling, judgment, order, injunction or decree arises out of, or results from, a material breach by the party seeking to terminate this Agreement of any representation, warranty, covenant, agreement or obligation of such party under this Agreement;

(d) By Purchaser, upon written notice to Seller, if Seller has breached its representations, warranties, covenants, agreements or obligations under this Agreement and such breach, individually or in the aggregate, would result in the failure of a condition set forth in Section 8.2, and such breach has not been or cannot be cured within thirty (30) days following written notification thereof or, by its nature, cannot be cured prior to the Outside Date; provided further that the right to terminate this Agreement pursuant to this Section 11.1(d) shall not be available to Purchaser if Purchaser is currently in material breach of its representations, warranties, covenants, agreements or obligations under this Agreement; or

(e) By Seller, upon written notice to Purchaser, if Purchaser has breached its representations, warranties, covenants, agreements or obligations under this Agreement and such breach, individually or in the aggregate, would result in the failure of a condition set forth in Section 8.3 and such breach has not been or cannot be cured within thirty (30) days following written notification thereof or, by its nature, cannot be cured prior to the Outside Date; provided that the right to terminate this Agreement pursuant to this Section 11.1(e) shall not be available to Seller if Seller is currently in material breach of its representations, warranties, covenants, agreements or obligations under this Agreement.

11.2 Effect of Termination. In the event this Agreement is terminated pursuant to Section 11.1, this Agreement shall terminate and become null and void and none of Purchaser, Seller, any of their respective Affiliates or any of the officers, directors or stockholders of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated hereby, except that (i) the provisions of this Section 11.2, Section 7.13 and ARTICLE 12 shall survive such termination and (ii) nothing in this Agreement will relieve any party from liability for any pre-termination breach by such party of the terms and provisions of this Agreement; provided, however, that notwithstanding the termination of this Agreement pursuant to this Section 11.2, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

ARTICLE 12

MISCELLANEOUS

12.1 Notices. All notices, requests, demands and other communications required under this Agreement shall be in writing and shall be deemed to have been duly given or made: (a) on the day of delivery if delivered in person, or if delivered by facsimile upon confirmation of receipt, (b) upon transmission if sent via facsimile during the normal business hours of the recipient (otherwise such notice shall be deemed to have been delivered on the next Business Day), (c) the first Business Day following the date of dispatch if delivered by a nationally recognized express courier service, or (d) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, demands and other communications under this Agreement shall be delivered as set forth below, or pursuant to such other instructions as may be designated by notice given in accordance with this Section 12.1 by the party to receive such notice:

Any notice to Seller shall be addressed to:

Regions Financial Corporation

1900 Fifth Avenue North

Birmingham, Alabama 35203

Attention: Fournier J. Gale, III

Facsimile: (205) 264-7209

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention: Mitchell S. Eitel

Facsimile: (212) 291-9046

Any notice to Purchaser shall be addressed to:

Raymond James Financial, Inc.

880 Carrillon Parkway

St. Petersburg, Florida 33716

Attention: Paul Matecki

Facsimile: (866) 208-0522

with a copy to:

Morrison & Foerster LLP

1290 Avenue of the Americas

New York, New York 10104-0050

Attention: James R. Tanenbaum

Facsimile: (212) 468-7900

12.2 Governing Law; Consent to Jurisdiction. The execution, interpretation, and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to any conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any other jurisdiction other than the State of New York. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement and the Ancillary Agreements (including any Action or proceeding against any Financing Source, whether in law or in equity, whether in contract or in tort or otherwise), exclusively in the United States District Court for the Southern District of New York or any New York State court located in the Borough of Manhattan in New York City, as well as all courts from which an appeal may be taken or other review sought from the aforesaid course (collectively, the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement or any of the Ancillary Agreements (including any Action or proceeding against any Financing Source, whether in law or in equity, whether in contract or in tort or otherwise): (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 12.1.

12.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when two or more counterparts, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. The execution and delivery of this Agreement may be effected by facsimile or any other electronic means such as “.pdf” or “.tiff” files.

12.4 Entire Agreement. All Exhibits (attached hereto and as executed) and Schedules hereto shall be deemed to be incorporated into and made part of this Agreement. This Agreement, together with the Exhibits (attached hereto and as executed) and Schedules hereto, and the Confidentiality Agreement, contain the entire agreement and understanding among the parties with respect to the subject matter of this Agreement (and supersede any prior agreements, arrangements or understandings among the parties with respect to the subject matter of this Agreement) and there are no agreements, representations, or warranties which are not set forth in this Agreement.

12.5 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Seller and Purchaser, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies in this Agreement provided shall be cumulative and not exclusive of any rights or remedies provided by law except as otherwise specifically provided in ARTICLE 10.

12.6 Binding Effect; Assignment; No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other party hereto. Any purported assignment or delegation in contravention of this provision shall be null and void. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser, Seller, the Indemnified Parties, the Indemnified Directors and their respective successors, legal representatives and permitted assigns, any rights or remedies under or by reason of this Agreement. Notwithstanding the foregoing, the parties acknowledge and agree that each Financing Source and its successors and assigns shall be express third party beneficiaries of and entitled to enforce the provisions of Section 10.5, Section 12.2 and Section 12.10.

12.7 Severability. If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby. If any provisions of this Agreement or the application thereof to any person or entity or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this

Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability, of such provision or the application thereof, in any other jurisdiction. Notwithstanding anything to the contrary in this Section 12.7, the severability of provisions in Section 7.7 (non-solicit) shall be governed exclusively by Section 7.7.

12.8 Expenses. Except as otherwise provided in this Agreement, each party hereto shall pay all fees, charges and expenses incurred by such party in connection with this Agreement, whether or not the Closing occurs.

12.9 Scope of Agreements. This Agreement shall not create any partnership, joint venture or other similar arrangement between Seller or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand.

12.10 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION HEREWITH, OR THE ADMINISTRATION THEREOF, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN (INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE). NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENT OR THE RELATIONSHIP BETWEEN THE PARTIES (INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE). NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES. EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.10.

12.11 Specific Performance. The parties hereto acknowledge and agree that: (a) monetary damages could not adequately compensate any party hereto in the event of a breach of this Agreement by any other party, which results in the failure of the transactions contemplated by this Agreement to be consummated by the Outside Date, (b) the non-breaching party would suffer irreparable harm in the event of such a breach with such an effect and (c) the non-breaching party shall have, in addition to any other rights or remedies it may have at law or in equity, specific performance and injunctive relief as a remedy for the enforcement of this Agreement. The parties agree not to seek, and agree to waive, any requirement for the securing or posting of a bond in connection with a party seeking or obtaining any relief pursuant to this Section 12.11.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first written above.

REGIONS FINANCIAL CORPORATION

By:	/s/ David J. Turner
Name: David J. Turner
Title: Chief Financial Officer

RAYMOND JAMES FINANCIAL, INC.

By:	/s/ Paul C. Reilly
Name: Paul C. Reilly
Title: Chief Executive Officer

[Stock Purchase Agreement Signature Page]

Exhibit 1

FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT CERTIFICATION

PURSUANT TO SECTION 1445 OF THE INTERNAL REVENUE CODE

Transferors Certification of Non-Foreign Status

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform Raymond James Financial, Inc. (“Transferee”), that withholding of tax is not required upon the disposition of a U.S. real property interest by Regions Financial Corporation, a Delaware corporation (the “Company”), the undersigned hereby certifies the following on behalf of the Company:

1. The Company is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2. The Company is not a disregarded entity as defined in Treasury Regulations § 1.1445-2(b)(2)(iii);

3. The Company’s U.S. employer identification number is: [—]; and

4. The Company’s office address is:

Regions Financial Corporation

[—]

[—]

[—]

The Company understands that this Certificate may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of the Company.

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Company, has executed this Certification as of [—].

Regions Financial Corporation

By:
Name:
Title: